Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

CHIPITA AMERICA, INC.,

B&G FOODS NORTH AMERICA, INC.

and

for Purposes of Articles X and XI only

CHIPITA S.A.

dated as of

September 19, 2012

i

ii

iii

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (this “Agreement”), dated as of September 19, 2012, by and among CHIPITA AMERICA, INC., a Florida corporation (“Seller”), and B&G FOODS NORTH AMERICA, INC., a Delaware corporation (“Buyer”) and solely with respect to Articles X and XI hereof, Chipita S.A., a corporation organized under the laws of Greece (“Seller Parent”).  The signatories hereto are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns and operates the Business (as defined below);

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets comprising the Business, defined herein as the Purchased Assets, and Buyer desires to assume certain of the liabilities of the Business, defined herein as the Assumed Liabilities, upon the terms and subject to the conditions of this Agreement (the “Purchase”).

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“AAA” has the meaning set forth in Section 10.10(b).

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any right, claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08(a).

“Arbitration Hearing” has the meaning set forth in Section 10.10(b).

“Arbitration Tribunal” has the meaning set forth in Section 10.10(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i).

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumed Product Liability Obligations” has the meaning set for in Section 2.03(d).

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plans” has the meaning set forth in Section 4.21(a).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” means the manufacturing, production, packaging, marketing, distribution and sale of the Products as currently conducted by Seller.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Account” shall mean an account designated in writing as the “Buyer Account” by Buyer to Seller.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means KPMG LLP.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date in accordance with the illustrative example set forth on Annex A which details the accounts from the general ledger to be included and delivered to Buyer at Closing.

“Closing Working Capital Statement” has the meaning set forth in Section 2.07(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Letter Agreement dated July 20, 2012, by and between B&G Foods, Inc. and Chipita S.A., as the same may be amended from time to time by the parties thereto.

“Consumer Programs” has the meaning set for in Section 4.15.

“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Covered Assets and Persons” has the meaning set for in Section 6.22.

“Croissant Inventory” has the meaning set forth in Section 2.01(b).

“Current Assets” means the current assets of the Business included in the line items set forth on Schedule 2.07(a)(i).

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Schedule 2.07(a)(i).

“Customer Notice” has the meaning set forth in Section 6.14.

“Deductible” has the meaning set forth in Section 8.04(a).

“Deed” has the meaning set forth in Section 3.02(a)(iii).

“De Minimis” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(d).

“Dispute” has the meaning set forth in Section 10.10(b).

“Disputed Amounts” has the meaning set forth in Section 2.07(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other, including without limitations liens and encumbrances created by licenses granted in the ordinary course of business in any Intellectual Property), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and any other liens and encumbrances not described above created by this Agreement or connected with the transactions contemplated hereby or by the actions of Buyer.

“Environmental Credits” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) held or to which the Business or the Purchased Assets are entitled as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the response or other action, including cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written notice, directive or communication, including any notice of violation or other notice respecting any Environmental Claim relating to actual or alleged liability under or non-compliance with any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit pursuant to or required under Environmental Law.

“Environmental Test” has the meaning set forth in Section 8.04(b).

“Equipment” has the meaning set forth in Section 2.01(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Sections 414(b), (c), or (m) of the Code.

“Excavation” has the meaning set forth in Section 8.04(b).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(b).

“Excluded Equipment” has the meaning set forth in Section 2.02(g).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Purchase Price” has the meaning set forth in Section 2.07(a)(ii).

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 3.02(a)(vi).

“Full Year Financial Statements” has the meaning set forth in Section 4.04.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Greek Legal Opinion” has the meaning set forth in Section 7.02(m).

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Hazardous Materials” means:  any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, or otherwise regulated under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” of any Person shall mean (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security, or (c) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (a) or (b); provided, that Indebtedness shall not include capitalized lease obligations, accounts payable to trade creditors, accrued expenses arising in the ordinary course of business, the endorsement of negotiable instruments for collection in the ordinary course of business and indebtedness relating to futures supply contracts of the Business.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.07(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority and all related user accounts and social networking pages; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, recipes, formulas, designs, devices, technology, know-how, research and development, specifications, new product concepts, records of inventions and test and other information, inventions, methods, processes, compositions, market surveys and marketing know-how and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) all rights to sue at law or in equity and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(ii).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(b).

“IRS” has the meaning set forth in Section 4.21(c).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the individuals set forth on Annex B, in each case, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include lost profits, lost revenues, lost opportunities and consequential, incidental, punitive and other special damages, regardless of the legal theory, except in the case of fraud.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business (including the Purchased Assets and Assumed Liabilities), taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes in economic and political conditions or the securities, banking, currency, capital or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) conditions caused by acts of terrorism, war (whether or not declared) or other armed hostilities, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (iv) the negotiation, public announcement, execution, pendency or performance of this Agreement or the transactions contemplated by this Agreement; (v) any failure by Seller, for any period ending on or after the Balance Sheet Date, to meet financial projections or forecasts or earnings predictions provided to Buyer or its representatives or contained in any presentation made by Seller or its representatives to Buyer or its representatives (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any action of Buyer or any of its Affiliates; or (vii) changes in any Laws affecting the Business; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change specifically relates to or has a disproportionate effect on the Business.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Permits” has the meaning set forth in Section 4.19(b)

“Mistaken Buyer Payment” has the meaning set forth in Section 6.15(b).

“Mistaken Seller Payment” has the meaning set forth in Section 6.15(a).

“Multiemployer Plan” has the meaning set forth in Section 4.21(b).

“Name” has the meaning set forth in Section 6.20.

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parties” and “Party” have the meanings set forth in the Preamble.

“Periodic Taxes” means property and similar ad valorem Taxes imposed on a periodic basis with respect to the Purchased Assets, provided, however, that Periodic Taxes shall not include any Taxes based on income or receipts, or imposed in connection with the sale or other transfer of property, including for the avoidance of doubt, Transfer Taxes.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.10.

“Permitted Environmental Tests” has the meaning set forth in Section 8.04(b).

“Permitted Excavation” has the meaning set forth in Section 8.04(b).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.07(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Products” means the products held for sale or that are currently under development by Seller in connection with the Business, namely those products represented by the SKUs set forth on Annex C hereto. For the avoidance of doubt, “Products” shall not include any products held for sale or under development by Seller in connection with the Retained Business.

“Product Claims” has the meaning set forth in Section 4.16.

“Purchase” has the meaning set forth in the Recitals to this Agreement.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchaser Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Recall” has the meaning set forth in Section 4.16.

“Related Party Contracts” has the meaning set forth in Section 2.02(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Rene Reist” has the meaning set forth in Section 7.02(n).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.07(b)(ii).

“Restricted Business” means the production, packaging, marketing, distribution or sale of bagel chips, pita chips, melba toast, croutons or panetini that the Business sells as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 6.08(a).

“Retained Books and Records” has the meaning set for in Section 2.02(d).

“Retained Business” has the meaning set forth in Section 6.08(c).

“Retained Employees” has the meaning set forth in Section 6.06(a).

“Retained Employee Residential Leases” has the meaning set forth in Section 4.10(b).

“Review Period” has the meaning set forth in Section 2.07(b)(i).

“Rule” has the meaning set forth in Section 10.10(b).

“Schedule 2.08(c) Allocation Schedule” has the meaning set forth in Section 2.08(c).

“Schedule Supplement” has the meaning set forth in Section 6.05(c).

“Seller” has the meaning set forth in the preamble.

“Seller Account” shall mean an account designated in writing as the “Seller Account” by Seller to Buyer.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(c)

“Seller Closing Certificate” has the meaning set forth in Section 7.02(j).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Parent” has the meaning set forth in the preamble.

“Seller Restricted Business” means the production, packaging, marketing, distribution or sale of bagel chips or pita chips in the Seller Territories.

“Seller Territories” means Albania, Algeria, Austria, Bahrain, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Egypt, Fyrom, Germany, Greece, Hungary, India, Indonesia, Iran, Iraq, Israel, Italy, Jordan, Kuwait, Lebanon, Libya, Liechtenstein, Montenegro, Morocco, Nigeria, Oman, Poland, Qatar, Republic of Moldova, Romania, Russia, Saudi Arabia, Serbia, Slovakia, Slovenia, Sudan, Switzerland, Syria, Tunisia, Turkey, Ukraine, United Arab Emirates and Yemen.

“Seller’s Accountants” means Deloitte LLP.

“Statement of Objections” has the meaning set forth in Section 2.07(b)(ii).

“Straddle Period” has the meaning set forth in Section 6.18.

“Target Working Capital” has the meaning set forth in Section 2.07(a)(ii).

“Tax” or “Taxes” means (a) all taxes, including federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, (b) any liability for taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local, or foreign law), as a transferee or successor, by contract or otherwise, and (c) any estimated tax, interest, fines, additions to tax or penalties with respect to amounts referred to in clauses (a) and (b) hereof and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, filing or statement or other document filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technical Agreement” has the meaning set forth in Section 7.02(n).

“Territory” means the United States and Canada.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Total Tax Consideration” has the meaning set forth in Section 2.08(a).

“Trade Programs” has the meaning set forth in Section 4.15.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Deed, the Transition Services

Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” has the meaning set forth in Section 6.17.

“Transferred Employees” has the meaning set forth in Section 6.06(a).

“Transferred Equipment” has the meaning set forth in Section 2.01(e).

“Transferred Inventory” has the meaning set forth in Section 2.01(b).

“Transferred IP” has the meaning set forth in Section 2.01(d).

“Transferred Permits” has the meaning set for in Section 2.01(g).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Tulsa Facility” means the Leased Real Property of Seller located at 601 South Boulder, Suite 900, Tulsa, OK 74119.

“Undisputed Amounts” has the meaning set forth in Section 2.07(b)(iii).

“Union” has the meaning set forth in Section 4.22(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Yadkin County Grant” means the grant for economic development assistance provided by Yadkin County to Seller pursuant to that certain Agreement for Economic Development Assistance by and among Yadkin County, Yadkin County Economic Development Partnership, Inc. and Seller, dated May 7, 2009.

“Yadkinville Environmental Liabilities” has the meaning set forth in Section 8.02(b).

“Yadkinville Facility” means the Owned Real Property of Seller located at 500 Chipita Way, Yadkinville, NC 27055.

Article II
PURCHASE AND SALE

Section 2.01                             Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer and its designated Affiliates, and Buyer shall, and shall cause Buyer’s designated Affiliates to, purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), whether now existing or hereafter acquired (other than the

Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)                                 all accounts or notes receivable held by Seller with respect to the Business, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)                                 all finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories owned by Seller on the Closing Date (“Inventory”) that are used or held for use in the operation or the conduct of the Business including those listed or described on Schedule 2.01(b) (“Transferred Inventory”), but excluding the Inventory necessary for the manufacturing of 7 Day Croissants from and after the Closing listed or described on Schedule 2.02(m) (the “Croissant Inventory”);

(c)                                  all Contracts, including Intellectual Property Licenses, set forth on Schedule 2.01(c) (the “Assigned Contracts”);

(d)                                 all Intellectual Property Assets, including those set forth on Schedule 2.01(d), together with the goodwill associated exclusively therewith (collectively, the “Transferred IP”);

(e)                                  all machinery, equipment, tools and molds, and spare parts inventory with respect thereto (“Equipment”), owned by Seller that are used or held for use in the operation or conduct of the Business, including without limitation, those set forth on Schedule 2.01(e) (the “Transferred Equipment”) but excluding those listed or described on Schedule 2.02(g);

(f)                                   the Yadkinville Facility;

(g)                                  to the extent legally transferable, all Permits, including Environmental Permits that are used or held for use in the operation or conduct of the Business or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 4.19(b) and Schedule 4.20(b) (the “Transferred Permits”);

(h)                                 all rights to any Actions of any nature available to or being pursued by Seller or any of its Affiliates solely to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)                                     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees to the extent used or held for use in the operation or conduct of the Business, but excluding all refunds for Taxes as described in Section 2.02(l) and the items listed or described on Schedule 2.02(n);

(j)                                    to the extent legally transferable, all of Seller’s rights under guaranties, warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Asset or any Assumed Liability;

(k)                                 the right to insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, except (i) for all insurance benefits, rights or modifications related to any Benefit Plan, and (ii) to the extent such proceeds represent a reimbursement to Seller for amounts paid by Seller with respect to the related claim;

(l)                                     all Uniform Product Codes (UPCs) for the Products;

(m)                             all books and records, including, but not limited to, personnel records, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales and promotional literature, manuals, materials and records (including billing records, pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Transferred IP and the Intellectual Property Licenses, in each case limited to printed or written materials used or held for use in the operation or conduct of the Business but specifically excluding materials (i) to the extent related to the Excluded Assets or the Excluded Liabilities, (ii) not reasonably separable from file documents, books or other records that do not relate exclusively to the Business, and (iii) otherwise described in Section 2.02(d) below (“Books and Records”);

(n)                                 all goodwill and the going concern value of the Business; and

(o)                                 all furniture, fixtures, vehicles, office equipment, supplies, computers and telephones that are used or held for use in the operation or the conduct of the Business other than as listed or described on Schedule 2.02(o).

Section 2.02                             Excluded Assets. The Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”), which Excluded Assets shall not be sold, transferred, assigned or delivered to Buyer and shall remain the property of Seller after the Closing:

(a)                                 all cash, cash equivalents and securities of Seller or any of its Affiliates;

(b)                                 all Contracts, including Intellectual Property Licenses, that are not Assigned Contracts, including without limitation the Leases and Retained Employee Residential Leases (the “Excluded Contracts”);

(c)                                  all Contracts between Seller on the one hand, and any Affiliate of Seller, on the other hand (the “Related Party Contracts”), and all inter-company receivables owed by Seller or any of its Affiliates to Seller or an Affiliate of Seller;

(d)                                 the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and books and records to the extent related solely to the Excluded Assets, the Excluded Liabilities and the Retained Business (the “Retained Books and Records”);

(e)                                  all Benefit Plans and all rights in connection with any assets, including all insurance policies, relating to the Benefit Plans;

(f)                                   all Leased Real Property, including the Leased Real Property set forth on Schedule 2.02(f);

(g)                                  all Equipment or other personal property owned by Seller that is used or held for use solely in the operation or conduct of the Retained Business and listed on Schedule 2.02(g) (the “Excluded Equipment”);

(h)                                 all shares of capital stock, partnership, membership or other equity securities in any Person;

(i)                                     the names and marks “Chipita” and “7 Days” and any name or mark derived from or including any foregoing;

(j)                                    the rights which accrue or will accrue to Seller under this Agreement and the other Transaction Documents and all claims of Seller against Buyer with respect to the Purchase or relating to the Excluded Assets or to Seller’s obligations not included in the Assumed Liabilities;

(k)                                 personnel, tax and other books records that Seller is required by Law to retain, provided that such records shall be made available to Buyer in accordance with Section 6.10(b);

(l)                                     all assets related or attributable to Taxes that would be Excluded Liabilities, including any rights to any refunds for Taxes that would be Excluded Liabilities and any deposits made by Seller or any of its Affiliates with any Governmental Authority for or relating to Taxes that would be Excluded Liabilities;

(m)                             the Inventory specifically set forth on Schedule 2.02(m);

(n)                                 the prepaid expenses specifically set forth on Schedule 2.02(n);

(o)                                 the tangible personal property set forth on Schedule 2.02(o); and

(p)                                 the other assets, properties and rights exclusively used or held for use by Seller in connection with the Retained Business, including, without limitation, those specifically set forth on Schedule 2.02(p).

Section 2.03                             Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and be solely responsible for paying, performing and discharging when due the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)                                 all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent by more than ten (10) Business Days as of the Closing Date and that either are reflected on the Balance Sheet or arose in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(b)                                 all Liabilities in respect of the Assigned Contracts and Transferred Permits, in each case to the extent that such Liabilities arise or relate to performance thereof from and after the Closing Date, but excluding any Liabilities arising out of or relating to any breach or default by Seller or any Affiliate of Seller on or prior to the Closing with respect to any such Assigned Contract or Transferred Permit;

(c)                                  all Liabilities in respect of any Transferred Employees and beneficiaries of Transferred Employees, only to the extent (i) provided in Section 6.06(b) and Section 6.06(c) or (ii) arising, in the first instance, from and after the Closing Date, and only to the extent payable to such Business Employees or their beneficiaries after the Closing Date;

(d)                                 all Liabilities arising out of or with respect to product complaints, recalls, return of products, product liability, breach of warranty, claims of improper design or failure to adequately package or label or any similar claim for damage or injury to person or property to the extent such Liabilities relate to any Products (i) designed, manufactured or packaged by or on behalf of Buyer or its Affiliates on or after the Closing Date or (ii) marketed, sold or shipped by Buyer or its Affiliates on or after the Closing Date (regardless of whether such product was designed, manufactured or packaged prior to the Closing Date) (“Assumed Product Liability Obligations”);

(e)                                  all Liabilities for Taxes that are the responsibility of Buyer pursuant to Section 6.17;

(f)                                   all Liabilities arising out of or relating to Buyer’s assumption of the Permitted Encumbrances with respect to the Yadkinville Facility;

(g)                                  all Liabilities related to the Release of Hazardous Material or the violation of Environmental Law arising from or related to the operation of the Business or to Yadkinville Facility, other than the Excluded Liabilities; and

(h)                                 all liabilities and obligations arising as result of the ownership, operation and use of the Purchased Assets by Buyer from and after the Closing Date except and solely to the extent provided in Sections 6.17 and 6.18 of this Agreement.

Section 2.04                             Excluded Liabilities.  Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded

Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay, perform and discharge in due course all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, subject to Section 6.17 (relating to Transfer Taxes), the following:

(a)                                 unless otherwise expressly provided herein, all Liabilities of Seller or any of its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)                                 all Liabilities for (i) Taxes of Seller for any Pre-Closing Tax Period and, with respect to any Straddle Period, the portion of any such Straddle Period ending on the Closing Date (determined in accordance with Section 6.18); or (ii) Taxes (including Periodic Taxes) related to the Purchased Assets or the Business for any Pre-Closing Tax Period and, with respect to any Straddle Period, the portion of any such Straddle Period ending on the Closing Date (determined in accordance with Section 6.18); or (iii) Transfer Taxes that are the responsibility of the Seller pursuant to Section 6.17;

(c)                                  all Liabilities solely to the extent relating to or arising out of the Excluded Assets;

(d)                                 all Liabilities in respect of any Action pending as of or prior to the Closing which arises out of or relates to the operation or conduct of the Business or the Purchased Assets by the Seller or its Affiliates prior to the Closing Date;

(e)                                  all Liabilities arising out of or with respect to product complaints, recalls, return of products, product liability, breach of warranty, claim of improper design or failure to adequately package or label or any similar claim for damage or injury to person or property to the extent such Liabilities relate to any Products, other than the Assumed Product Liability Obligations;

(f)                                   except as provided in Section 6.06(b) and Section 6.06(c), any liabilities or obligations with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to any liabilities or obligations under the Benefit Plans) owed to any current or former employee, officer, director or independent contractor of Seller or any of its Affiliates (or the beneficiary of any such employee, officer, director or independent contractor) whether or not such employee, officer, director or independent contractor becomes an employee or service provider with respect to Buyer or any of its Affiliates at or after the Closing, that arises out of or relates to the employment, service provider or other relationship between Seller or its Affiliates and any such employee, officer, director or independent contractor or the termination of such relationship.  Without limiting the foregoing, Seller shall be responsible for the payment of any severance, change in control payment or transaction bonus that becomes due to any current or former employee, officer, director or independent contractor as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.  Buyer and its affiliates shall not be obligated to continue or assume any employee benefit plan or program of Seller or its affiliates (including, but not limited to the Benefit Plans) or be responsible for any obligation or liability thereunder;

(g)                                  (1) all Environmental Claims, or Liabilities under Environmental Laws, with respect to the Leased Real Properties, (2) Environmental Claims, or Liabilities under Environmental Laws, with respect to any property or operation formerly owned, operated leased or used, including with respect to the Business, and (3) any Environmental Claims, or Liabilities under Environmental Laws, with respect to any off-site location, used by Seller prior to the Closing Date including those at which Hazardous Materials from the pre-closing operation of the Business were transported, disposed, stored, shipped or Released (including any Superfund or CERCLA sites or other sites requiring investigation, remediation, monitoring, response action, removal or other action;

(h)                                 all trade accounts payable of Seller or its Affiliates (i) to the extent not accounted for on the Balance Sheet, and that did not arise in the ordinary course of business between the Balance Sheet Date and Closing; or (ii) that constitute intercompany payables owing to Affiliates of Seller;

(i)                                     all Liabilities of Seller or its Affiliates to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller or any of its Affiliates (including with respect to any breach of fiduciary obligations by same) attributable to any acts or omissions to act taken or omitted to be taken by such Persons prior to the Closing Date;

(j)                                    all Indebtedness of Seller or any of its Affiliates; and

(k)                                 all Liabilities arising prior to the Closing Date in respect of or in connection with the failure by Seller to comply with any Law or Governmental Order issued against Seller prior to the Closing Date (other than Liabilities under Environmental Laws which are covered exclusively by Section 2.04(g) above).

Section 2.05                             Purchase Price. The aggregate purchase price for the Purchased Assets shall be $62,500,000, subject to adjustment pursuant to Section 2.07 hereof (the “Purchase Price”).  The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.

Section 2.06                             Transfer of Purchased Assets and Assumed Liabilities.  The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered to Buyer, free and clear of any Encumbrances except Permitted Encumbrances, and the Assumed Liabilities shall be assumed by Buyer, pursuant to transfer and assumption Contracts or other instruments in such form as is necessary to effect a sale, conveyance, transfer and assignment of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, and which shall be reasonably satisfactory to Buyer and Seller, to be executed (upon the terms and subject to the conditions hereof) on the Closing Date by Seller and Buyer, and such other sale, conveyance, transfer, assignment and assumption documents as may be required in such jurisdictions.

Section 2.07                             Purchase Price Adjustment.

(a)                                 Post-Closing Adjustment.

(i)                                     Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Closing Working Capital (the “Closing Working Capital Statement”).  The Closing Working Capital Statement shall be prepared in accordance with IFRS applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Schedule 2.07(a)(i).

(ii)                                  If the Closing Working Capital exceeds $5,257,000 (the “Target Working Capital”) by more than $2,500,000, then the Purchase Price shall be increased by the amount by which the Closing Working Capital exceeds the Target Working Capital by more than $2,500,000.  If the Closing Working Capital is less than the Target Working Capital by more than $2,500,000, then the Purchase Price shall be decreased by the amount by which the Closing Working Capital is less than the Target Working Capital by more than $2,500,000.  The Purchase Price as so increased or decreased by the post-closing adjustment set forth in this Section 2.07 (the “Post-Closing Adjustment”) is referred to herein as the “Final Purchase Price.”  If the difference between the Closing Working Capital and the Target Working Capital is less than or equal to $2,500,000, whether positive or negative, then the Final Purchase Price shall be deemed to equal the Purchase Price for purposes of this Agreement and no further payment shall be due from any Party to the other under this Section 2.07.

(b)                                 Examination and Review.

(i)                                     Examination. After receipt of the Closing Working Capital Statement, Seller shall have sixty (60) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Buyer shall provide Seller and Seller’s Accountants with full access to the relevant books and records of the Business to the extent that they relate to the Closing Working Capital Statement and to such historical financial information of the Business (to the extent in Buyer’s possession) relating to the Closing

Working Capital Statement and any other information as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)                                  Objection. Promptly following completion of its review (but in no event later than two (2) Business Days following the conclusion of the Review Period), Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections within two (2) Business Days following the conclusion of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)                               Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte LLP or, if Deloitte LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)                              Fees of the Independent Accountants. Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants

(that being the sum total by which Buyer’s determination and Seller’s determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(v)                                 Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment, absent manifest error, shall be conclusive and binding upon the Parties hereto.

(vi)                              Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate of three percent (3%) per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(c)                                  Adjustments for Tax Purposes. Any payments made pursuant to Section 2.07 shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 2.08                             Allocation of Purchase Price.

(a)                                 Within thirty (30) Business Days after the final resolution of any adjustments provided pursuant to Section 2.07, Buyer shall provide to Seller an allocation schedule that provides the manner in which the sum of the Purchase Price, the Assumed Liabilities and all other items required to be taken into account for U.S. federal income tax purposes (collectively, the “Total Tax Consideration”) shall be allocated among the Purchased Assets, which allocations shall be made in accordance with Section 1060 of the Code and the applicable Treasury Regulations and, to the extent not inconsistent therewith, any other applicable Tax Law (the “Allocation Schedule”); provided, however, that the Allocation Schedule shall be subject to the review and approval of Seller. Seller shall have the right to withhold their approval to any portion of the Allocation Schedule by written notice to Buyer. If Seller does not object to the Allocation Schedule by written notice to Buyer within thirty (30) Business Days after receipt by Seller of the Allocation Schedule, then the Allocation Schedule shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Agreement; provided, however, that such Allocation Schedule shall be subject to any adjustment upon and as a result of any adjustment to the Total Tax Consideration. If Seller timely objects to the Allocation Schedule, Seller shall notify Buyer in writing of their objection to the Allocation Schedule and shall set forth in such written notice the disputed item or items and the basis for their objection and Buyer and Seller shall act in good faith to resolve any such dispute for a period of thirty (30) Business Days thereafter. If, following a good faith attempt to resolve any disputes, Buyer and Seller cannot agree to an Allocation Schedule, Buyer and Seller shall be permitted to determine their own allocation of the Total Tax Consideration for Tax purposes.

(b)                                 Each of the Parties and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 2.08 (subject to any adjustment to the Total Tax Consideration), and (ii) take no position in any Tax Return, proceeding, Tax contest or otherwise that is inconsistent with the Allocation Schedule, as finally determined pursuant to this Section 2.08 (subject to any adjustment to the Total Tax Consideration). In the event that any of the allocations set forth in the Allocation Schedule are disputed in writing by any Tax Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning the resolution of such dispute and use commercially reasonable and good faith efforts to contest such dispute in a manner consistent with the Allocation Schedule.  Notwithstanding anything to the contrary contained in this Agreement, if Buyer and Seller cannot agree to an Allocation Schedule under Section 2.08(a), this Section 2.08(b) shall not be applicable.

(c)                                  Schedule 2.08(c), which shall be provided prior to or at Closing, sets forth the portion of the Total Tax Consideration that will be allocated to the Owned Real Property (the “Schedule 2.08(c) Allocation Schedule”). Notwithstanding anything to the contrary contained herein, the Allocation Schedule shall be prepared in a manner consistent with the Schedule 2.08(c) Allocation Schedule and the principles of Section 2.08(b) shall apply to the Schedule 2.08(c) Allocation Schedule.

Section 2.09                             Third Party Consents. To the extent that Seller’s rights under any Assigned Contract or Transferred Permit, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible; provided, that, except to the extent that the condition precedent set forth in Section 7.02(d) relating to the foregoing shall not be satisfied or waived, the Closing shall occur. Following the Closing, the Parties shall have a continuing obligation to use their commercially reasonable efforts to obtain such consents and, in the event such consents are not obtainable, to cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the economic rights, benefits, liabilities and obligations of use of such Assigned Contract or Transferred Permit; provided, that Buyer shall pay, satisfy and discharge the corresponding liabilities and obligations of the Seller under the nonassignable Assigned Contract or Transferred Permit for the enjoyment of such economic rights and benefits. Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers.  Upon obtaining the requisite authorizations, approvals, consents, negative clearances or waivers, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Assigned Contract, Transferred Permit or right to Buyer hereunder. No representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such consent (including, without limitation, the termination of any Assigned Contract or Transferred Permit as a result thereof) or (ii) any Action commenced or threatened by any Person arising out of or relating to the failure to obtain any such consent. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III
CLOSING

Section 3.01                             Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, New York, at 10:00 a.m. New York time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”  The Closing shall be deemed to be effective as of 11:59 p.m. New York time on the Closing Date.

Section 3.02                             Closing Deliverables.

(a)                                 At the Closing, Seller shall deliver to Buyer the following:

(i)                                     a bill of sale, assignment and assumption agreement substantially in the form of Exhibit A hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;

(ii)                                  intellectual property assignments substantially in the form of Exhibit B hereto (the “Intellectual Property Assignments”), duly executed by Seller;

(iii)                               with respect to the Yadkinville Facility, a “special” or “limited” warranty deed (or applicable state equivalent with covenants against grantors acts only) substantially in the form of Exhibit C hereto (each, a “Deed”), duly executed and notarized by Seller;

(iv)                              a transition services agreement in the form of Exhibit D hereto (the “Transition Services Agreement”), duly executed by Seller;

(v)                                 Seller Closing Certificate;

(vi)                              a certificate of Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445 of the Code (“FIRPTA Certificate”); provided, however, that if Seller does not deliver to Buyer a FIRPTA Certificate, Buyer shall be permitted to withhold from any payments made pursuant to the Agreement to Seller any required withholding Tax under Section 1445 of the Code, and any such amounts withheld shall be treated for all purposes of this Agreement as having been paid to Seller;

(vii)                           the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(k) and Section 7.02(l);

(viii)                        the Greek Legal Opinion; and

(ix)                              such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)                                 At the Closing, Buyer shall deliver to Seller the following:

(i)                                     the Purchase Price;

(ii)                                  the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)                               the Transition Services Agreement, duly executed by Buyer;

(iv)                              the Buyer Closing Certificate;

(v)                                 the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g); and

(vi)                              such other customary instruments of transfer or certificates, affidavits or filings, in form and substance reasonably acceptable to the Parties hereto and the applicable title company, as may be required to give effect to this Agreement and the conveyance of the Yadkinville Facility.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, as of the date hereof and as of the Closing Date, to Buyer as follows:

Section 4.01                             Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 4.01 sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02                             Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by Buyer or Buyer designee), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.03                             No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) conflict with or result in a violation or breach of any provision of any Governmental Order applicable to Seller, the Business or the Purchased Assets; (d) except as set forth on Schedule 4.03, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or Transferred Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject; or (e) except as set forth on Schedule 4.03, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth on Schedule 4.03, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority (except any conveyance documents or instruments which are required to be filed or recorded with a Governmental Authority to transfer title of any Purchased Assets to Buyer, or provide constructive, record notice of Buyer’s right, title and interest in and to such Purchased Assets) is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04                             Financial Statements. Complete copies of the financial statements consisting of (i) an unaudited listing of assets and liabilities and related listing of revenues and expenses specifically related solely to the Business as at December 31 in each of the years 2011 and 2010 (the “Full Year Financial Statements”), and (ii) an unaudited listing of assets and liabilities and related listing of revenues and expenses specifically related solely to the Business for the seven (7) month period ended July 31, 2012 (the “Interim Financial Statements” and together with the Full Year Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Business, and fairly present, in all material respects, the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of July 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Seller maintains a standard system of accounting for the Business established and administered in accordance with IFRS.

Section 4.05                             Undisclosed Liabilities. Except as set forth on Schedule 4.05, Seller has no Liabilities with respect to the Business, except those which (a) are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which would not reasonably be expected to be, individually or in the aggregate, material in amount.

Section 4.06                             Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Business has not experienced or suffered any Material Adverse Effect.  Without limiting the foregoing, except as set forth on Schedule 4.06 or expressly contemplated or permitted under this Agreement, since the Balance Sheet Date, the Seller has conducted the Business only in the ordinary course consistent with past practice and there has not been any:

(a)                                 change in any material accounting method or practice for the Business, except as required by IFRS or as disclosed in the notes to the Financial Statements;

(b)                                 material change in cash management practices and policies, practices and procedures of the Business with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(c)                                  entry into any Contract that would constitute a Material Contract;

(d)                                 incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e)                                  sale, assignment or other transfer of material assets used in the conduct of the Business that would have been Purchased Assets had they not been sold, assigned or transferred, other than sales, assignments or transfers of Inventory or obsolete equipment in the ordinary course of business consistent with past practice;

(f)                                   cancellation of any material claims of the Business or amendment, termination or waiver of any material rights constituting Purchased Assets;

(g)                                  transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Transferred IP or Intellectual Property Licenses;

(h)                                 material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(i)                                     acceleration, termination, material modification to or cancellation of any Assigned Contract or Transferred Permit;

(j)                                    failure to repay when due any material obligation of Seller or any of its Affiliates with respect to the Business;

(k)                                 any single capital expenditure or commitment for the Business in excess of $100,000 or aggregate capital expenditures in excess of $250,000, except as set forth in the capital expenditures budget of the Business that Seller has provided to Buyer;

(l)                                     imposition of any Encumbrance upon any of the Purchased Assets;

(m)                             (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $25,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business, in each case, except (A) as required by applicable Law and (B) with respect to increases in wages and salaries less than, in the aggregate, five percent (5%) of the aggregate compensation of the employees of Seller, consistent with past practices;

(n)                                 adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o)                                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;

(p)                                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)                                 purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(r)                                    increase, decrease or termination of promotional programs that individually or in the aggregate are material to the Business, except in the ordinary course of business consistent with past practice; and

(s)                                   any Contract to do any of the foregoing.

Section 4.07                             Material Contracts.

(a)                                 Schedule 4.07(a) lists each of the following Contracts which relate to the Business, the Purchased Assets or the Assumed Liabilities, to which Seller, the Business or the Purchased Assets is a party or is bound (such Contracts, together with all Contracts concerning the occupancy, management or operation of the Yadkinville Facility (including without limitation, brokerage contracts) listed or otherwise disclosed on Schedule 4.10(a) and all Contracts relating to Transferred IP set forth on Schedule 4.11(c) and Schedule 4.11(e), being “Material Contracts”):

(i)                                     all Contracts involving aggregate consideration in excess of $50,000 and that, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii)                                  all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions, in each case which are not terminable by Seller without penalty or further payment in excess of $100,000 and without more than ninety (90) days’ notice;

(iii)                               any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract relating to any Product which (A) involves annual sales in excess of $100,000, or (B) may not be cancelled by Seller without penalty or further payment in excess of $100,000 and without more than ninety (90) days’ notice;

(iv)                              all employment agreements (other than employment agreements with Retained Employees) and Contracts with independent contractors or consultants (or similar arrangements) involving annual compensation in excess of $100,000 that are not cancellable without material penalty or without more than ninety (90) days’ notice;

(v)                                 all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi)                              all joint venture or partnership Contracts;

(vii)                           all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(viii)                        all powers of attorney with respect to the Business or any Purchased Asset;

(ix)                              all collective bargaining agreements or Contracts with any Union;

(x)                                 all Contracts for capital expenditures in excess of $100,000 individually or in the aggregate; and

(xi)                              all Contracts that deal with the provision of goods or services by or on behalf of the Business on a co-manufacturing basis.

(b)                                 Except as set forth on Schedule 4.07(b), (i) each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect except to the extent that its enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and (ii) neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (other than a breach or default which has been waived or cured), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all material modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.08                             Title to Purchased Assets.  Seller has, or as of the Closing Date will have, good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, other than with respect to the Yadkinville Facility which is addressed in Section 4.10 below. All such Purchased Assets are free and clear of Encumbrances except for the following:

(a)                                 those items set forth in Schedule 4.08;

(b)                                 liens for Taxes (i) not yet due and payable or (ii) being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c)                                  mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets and any other imperfections of title that are not material to the Business and do not materially impair the continued use and operation of the Purchased Assets to which they relate in the conduct of the Business as presently conducted;

(d)                                 easements and/or rights of way (and the rights of any party thereunder, including any Governmental Authority or railroad or utility company), zoning ordinances, covenants, conditions and restrictions, judgments and other liens or encumbrances affecting the Yadkinville Facility or its use which are either (i) of record as of the date hereof (or otherwise reflected on the existing owners title policy provided to Buyer), or as of the Closing Date, if same were not incurred or recorded as a result of any act or omission of

Seller, or (ii) not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or materially interfere with the current operation of the Yadkinville Facility and which do not render title to the Yadkinville Facility unmarketable; or

(e)                                  other than with respect to the Yadkinville Facility, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09                             Condition and Sufficiency of Assets. Except as set forth on Schedule 4.09, the furniture, trade fixtures, machinery, Equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, trade fixtures, machinery, Equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Purchased Assets are sufficient for the continued conduct of the Business as of and immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are material to the Business.

Section 4.10                             Real Property.

(a)                                 Schedule 4.10(a) sets forth the street address and legal description of each parcel of land owned by Seller and used in the conduct of the Business as currently conducted (such land, together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”).  Seller has delivered to Buyer copies of any title insurance policies and surveys in the possession of Seller with respect to such parcel, it being agreed that same are delivered to Buyer as an accommodation and without any representation or warranty as to completeness or accuracy whatsoever, and that Buyer shall as a part of its own due diligence order new or updated title report and owner’s policy of insurance and an ALTA ACSM as-built survey of the Yadkinville Facility upon which it intends to rely. With respect to the Yadkinville Facility:

(i)                                     Seller has good and insurable fee simple title, free and clear of all Encumbrances, except (A) the Encumbrances listed in clauses (a) through (e) of Section 4.08 and (B) those Encumbrances set forth on Schedule 4.10(a)(i) (collectively, the “Permitted Encumbrances”);

(ii)                                  Seller has not leased or otherwise granted to any Person the right to use or occupy the Yadkinville Facility or any portion thereof; and

(iii)                               Seller has not entered into any, and to Seller’s actual knowledge there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Yadkinville Facility or any portion thereof or interest therein.

(b)                                 Schedule 4.10(b) sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”); provided that, Seller discloses and Buyer acknowledges that Seller has entered into four (4) residential leases as an accommodation to and for the benefit of certain employees or officers of the Seller (the “Retained Employee Residential Leases”), which are not individually or collectively material to or necessary for the operation of the Business as currently conducted and Seller makes no representation or warranty, express or implied, as to any of same and such Retained Employee Residential Leases shall not constitute “Leases” for the purposes of this Agreement and are not being acquired or assumed by Buyer hereunder.  Seller has delivered to Buyer a true and complete copy of each Lease. With respect to any such Lease:

(i)                                     such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)                                  Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iii)                               Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(iv)                              Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property that remains in effect.

(c)                                  Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which, in any of the foregoing clauses (i)—(iii), could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty that has not been substantially repaired.

(d)                                 Seller has adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case to the extent same was necessary for the conduct of the Business as heretofore conducted by Seller.

Section 4.11                             Intellectual Property.

(a)                                 Schedule 4.11(a) lists (i) all Intellectual Property Registrations and (ii) all other Intellectual Property Assets that are material to the operation of the Business included within the Transferred IP.  Except as set forth in Schedule 4.11(a), the Transferred IP comprises all Intellectual Property necessary to manufacture, produce, package, market, distribute and sell the Products as of the Closing.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars.

(b)                                 Except as set forth on Schedule 4.11(b), Seller owns exclusively all right, title and interest in and to the Transferred IP, free and clear of Encumbrances except Permitted Encumbrances.

(c)                                  Schedule 4.11(c) lists all Intellectual Property Licenses. To Seller’s Knowledge, all such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are not in material breach of the terms and conditions of such Intellectual Property Licenses.

(d)                                 To Seller’s Knowledge, the Transferred IP as currently used by Seller and the conduct of the Business as currently conducted by Seller do not infringe, violate or misappropriate the Intellectual Property of any Person. Within the last twelve (12) months, Seller has not received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation or challenges the validity, ownership, enforceability or use of the Intellectual Property, and none of the Intellectual Property are subject to any outstanding Governmental Order.

(e)                                  Schedule 4.11(e) lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Transferred IP or Intellectual Property Licenses. To Seller’s Knowledge, all such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are not in material breach of the terms and conditions of such agreements. To Seller’s Knowledge, no Person is infringing, violating or misappropriating any Transferred IP.

(f)                                   Except as set forth in Schedule 4.11(e) and other than (i) rights in connection with co-packing arrangements and (ii) cross-promotional rights entered into in the ordinary course of business, Seller is not a party to or bound by any license, sublicense, option or other agreement granting rights to the Transferred IP.

(g)                                  Neither Seller nor its Affiliates owns or controls any patents, patent applications or patent rights that are used in the conduct of the Business as of the date of this Agreement.

Section 4.12                             Inventory.  All Inventory was acquired or manufactured in the ordinary course of business consistent with past practice.  The Inventory is held by Seller free and clear of all Encumbrances, except as reflected on the Financial Statements, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are consistent with Seller’s past practices.  Except to the extent excluded from the Target Working Capital and Closing Working Capital or set forth on Schedule 4.12, the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice pursuant to all applicable Laws, including the Federal Food, Drug and Cosmetic Act and Seller’s internal quality assurance guidelines and, with respect to packaging Inventory, all applicable federal and state labeling requirements, except for obsolete items, which have been (a) written off or written down to net realizable value or (b) reserved against to net realizable value.

Section 4.13                             Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal deductions for trade promotions accrued in the ordinary course of business and unaccrued cash deductions and reclamations incurred in the ordinary course of business, in each case, consistent with past practice. The reserve for bad debts shown on the Balance Sheet have been determined in accordance with IFRS, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14                             Customers and Suppliers. Schedule 4.14 lists (a) the twenty (20) largest customers of the Business in terms of sales during the twelve (12)-month period ended July 31, 2012 and (b) the twenty (20) largest suppliers of the Business during the twelve (12)-month period ended July 31, 2012, together with the aggregate amount of the sales made to each such customer and purchases made from each such supplier during the twelve (12)-month period ended July 31, 2012.  Except as set forth on Schedule 4.14, none of the customers or suppliers referenced in Schedule 4.14 has given Seller or any of its Affiliates written notice of termination or intent to terminate its relationship with Seller or any of its Affiliates or that it will not purchase a material amount of products from, or will not sell a material amount of raw materials, supplies, merchandise or other goods to, the Business on terms and conditions similar to those used in current purchases from or sales from the Business or, since August 1, 2011, materially reduced or materially adversely (with respect to the Business) changed the pricing or other terms of its business with Seller, and to the knowledge of Seller and its Affiliates, no such customer or supplier has threatened any such action.

Section 4.15                             Trade and Consumer Programs.  Schedule 4.15(a) contains an accurate list of all consumer-oriented marketing programs of the Business under which Seller or any of its Affiliates have current or future obligations, including coupons (collectively, the “Consumer Programs”) and includes a description of each Consumer Program, the duration of such Consumer Program, and an estimate of Seller’s obligations under such Consumer Program.  Schedule 4.15(b) contains a summary of the trade programs with customers of the Business (the “Trade Programs”), including a brief description of the Trade Programs, pricing terms, the duration of the Trade Programs, and the estimated cost of the Trade Programs.

Section 4.16                             Product Liability; Product Recall. Except as set forth on Schedule 4.16, during the last three (3) years, (a) neither Seller nor any of its Affiliates have effected a recall or withdrawal of any product sold in connection with the Business (a “Recall”), and (b) to the Knowledge of Seller, no facts have existed that, if known by the applicable Governmental Authority, would have resulted in a Recall. Except as set forth on Schedule 4.16, all of the Products sold by Seller and its Affiliates in connection with the Business during the last three (3) years have been in material compliance with all applicable federal and state labeling requirements.  Except as set forth on Schedule 4.16, none of the Products sold by Seller or any of its Affiliates in connection with the Business during the last three (3) years have been the subject of any material claim from a third party for personal injury allegedly due and owing as a result of the use, application, malfunction or defect of the Products (“Product Claims”).

Section 4.17                             Insurance. Schedule 4.17 sets forth (a) a true and complete list of all current material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2009. The Insurance Policies are in full force and effect, all premiums that are due and payable on such policies have been paid or accrued on the Financial Statements, and Seller is in material compliance with the Insurance Policies. Except as set forth on Schedule 4.17, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.18                             Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth on Schedule 4.18(a), there are no Actions pending before any Governmental Authority or, to Seller’s Knowledge, threatened in writing, against Seller (i) relating to the Business, the Purchased Assets or the Assumed Liabilities seeking (x) monetary damages in excess of $100,000 or (y) equitable relief that would be material to the Business; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)                                 There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.19                             Compliance With Laws; Permits.

(a)                                 Except as set forth in Schedule 4.19(a), and except for Environmental Permits and Environmental Laws which are exclusively covered in Section 4.20, the operations of the Business are not being conducted in violation, in any material respect, of any Law applicable to the Business as currently conducted or the Purchased Assets.

(b)                                 Except as set forth in Schedule 4.19(a), all material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets (“Material Permits”) have been obtained by Seller and are valid and in full force and effect. Schedule 4.19(b) lists all current Material Permits, including the names of the Material Permits and their respective dates of issuance and expiration. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.19(b).

Section 4.20                             Environmental Matters.

(a)                                 The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)                                 Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Schedule 4.20(b)) for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures reasonably requested by Buyer to facilitate transferability of the same with the same terms and conditions, and Seller is not aware of any conditions, events or circumstances that might prevent, delay or impede the transferability of the same, and has not received any Environmental Notice, violation, or communication regarding any material adverse change in the status or terms and conditions of the same.

(c)                                  Seller has not received any notice of a violation of Environmental Laws or assertion of liability arising under Environmental Laws, including without limitation, any investigatory, remedial or corrective obligation, the subject of which is unresolved, each of which is disclosed on Schedule 4.20(c).  There are no pending, or to the Knowledge of Seller, threatened claims arising under or pursuant to any Environmental Law, with respect to or affecting the Business or Purchased Assets, as now or formerly existing or conducted.

(d)                                 None of the Business or the Purchased Assets or, to Seller’s Knowledge, any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)                                  Except as set forth on Schedule 4.20(e), there has been no Release of Hazardous Materials on,  under or from the Business or Purchased Assets or, to Seller’s Knowledge, any former assets used or operated in connection with the Business, in contravention of Environmental Law or which could give rise to liability of Seller under Environmental Laws with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated or otherwise impacted with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Business; and to the Knowledge of Seller, and except as authorized by that “Stormwater Retention and Drainage and Water Lines Access and Easement Agreement” dated December 17, 2008 and recorded at R.B. 918 at pages 151-174 thereof, there is no Hazardous Material generated by Seller or the operation of the Business present on or under any geographically, geologically, or hydro-geologically adjoining or connected property.

(f)                                   Schedule 4.20(f) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets, and all aboveground or underground storage tanks abandoned, removed or taken out of service by Seller have been so abandoned, removed or taken out of service in a manner such that no future investigation, remediation, response action or other activity is or will be required under Environmental Laws.

(g)                                  Schedule 4.20(g) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(h)                                 Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(i)                                     Seller has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, sampling data, site assessments, risk assessments and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller, or to Seller’s Knowledge, its current advisors, related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j)                                    Seller and/or the Business own and control all Environmental Credits (a complete and accurate list of which is set forth on Schedule 4.20(j)) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Credits as of the date hereof. Seller is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Credits after the Closing Date.

(k)                                 The representations and warranties set forth in this Section 4.20 are Seller’s sole and exclusive representations and warranties relating to environmental matters.

Section 4.21                             Employee Benefit Matters.  In each case, except as otherwise provided on the corresponding section of the Schedule:

(a)                                 Set forth on Schedule 4.21(a) is a true and complete list of each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other material pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment (other than employment agreements with Retained Employees), severance, salary continuation, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether qualified or nonqualified, funded or unfunded) maintained, contributed to, or required to be contributed to during the past six (6) years, by Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Business or pursuant to which Seller or any ERISA Affiliate has any material liability, but in all cases, excluding any Multiemployer Plan as defined below (the “Benefit Plans”).  None of the Benefit Plans are maintained, contributed to or required to be contributed to for the benefit of non-United States citizens permanently residing outside the United States.

(b)                                 Set forth on Schedule 4.21(b) is a true and complete list of each multiemployer plan, as described in Section 3(37) of ERISA, contributed to or required to be contributed to within the past six (6) years by Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer, or independent contractor of the Business or pursuant to which Seller or any ERISA Affiliate has any liability (the “Multiemployer Plans”).  Set forth next to each Multiemployer Plan listed on Schedule 4.21(b) is the estimated amount of the withdrawal liability that would be incurred by Seller or any ERISA Affiliate with respect to such plan, under Section 4201 of ERISA, if Seller or any ERISA Affiliate were to completely withdraw from such Multiemployer Plan as of the measurement date for such Multiemployer Plan most recently preceding the date hereof.  Neither Seller nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan.  All required contributions, withdrawal liability payments or other payments of any type that Seller or any ERISA Affiliate has been obligated to make to any Multiemployer Plan have been duly and timely made. Neither Seller nor any ERISA Affiliate has undertaken any course of action that could reasonably be expected to lead to a complete or partial withdrawal from any Multiemployer Plan.

(c)                                  As applicable with respect to each Benefit Plan, Seller has made available to Buyer true and complete copies of (i) each Benefit Plan, including all amendments thereto, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual report (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, (vi) the most recent summary annual report, actuarial report, financial statement and trustee report, (vii) the most recent annual premium payment form filed with the Pension Benefit Guaranty Corporation and (viii) all material records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA.

(d)                                 With respect to each Benefit Plan, Seller and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to such Benefit Plan.  Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other Laws except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in material compliance with such provision.

(e)                                  Any noncompliance or failure properly to administer a Benefit Plan or related trust will not expose the Buyer to any material taxes, penalties or liabilities to any person or the Benefit Plan.

(f)                                   The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination letters from the IRS or, with respect to any prototype or volume submitter document, are entitled to rely upon an opinion letter issued to the prototype or volume submitter provider, as applicable, to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and to Seller’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(g)                                  No Benefit Plan is now or at any time during the past six (6) years has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

(h)                                 There are no pending audits or investigations by any governmental agency involving any Benefit Plan, and, to Seller’s Knowledge, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or any fiduciary thereof or service provider thereto as it relates to a Benefit Plan.

(i)                                     No Benefit Plan provides death or medical benefits beyond termination of service or retirement to any current or former employee of the Business other than (i) coverage mandated by law including, without limitation, as required by Section 4980B of the Code, or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code and neither Seller nor any ERISA Affiliate has made a representation promising the same.

(j)                                    Seller’s execution of, and performance of the transactions contemplated by, this Agreement will not, either alone or in connection with any other event, (i) result in any material payment becoming due to any current or former employee, director, officer, or independent contractor of the Business, (ii) increase any amount of compensation or benefits payable under any Benefit Plan with respect to any current or former employee of the Business, (iii) except as provided in Section 6.06(d), result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any material contributions or payments (outside of the ordinary course) to fund any obligations under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan.  No payment which is or will be made by, from or with respect to any Benefit Plan to any current or former employee, director, officer or independent contractor of the Business either alone or in conjunction with any other payment, event or occurrence, will result in an “excess parachute payment” under Section 280G of the Code.

(k)                                 Seller and each ERISA Affiliate has in all material respects, for purposes of each Benefit Plan, correctly classified all individuals performing services for the Business as common law employees, leased employees, independent contractors or agents, as applicable.

(l)                                     There has been no amendment to, announcement by Seller relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase materially the annual expense of maintaining such plan or agreement above the level of the expense incurred for the most recently completed fiscal year (excluding customary increases in cost of services) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Seller has not made any commitment or representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend or modify any Benefit Plan, except as required by Law.

(m)                             Each Benefit Plan that is subject to Section 409A of the Code complies in all material respects in form and operation with requirements of such section and all binding guidance thereunder so that no amount paid pursuant to such Benefit Plan is subject to tax under Section 409A of the Code.

Section 4.22                             Employment Matters.

(a)                                 Schedule 4.22(a) contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. Except as set forth on Schedule 4.22(a), as of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full or appropriately accrued and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses to employees of the Business.

(b)                                 Except as set forth on Schedule 4.22(b), Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization covering current or former employees of the Business (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Business, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought within the past five (5) years to organize employees of the Business for the purpose of collective bargaining. Seller has no duty to bargain with any Union.

(c)                                  As of the date hereof and during the past three (3) years:  (i) Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, health insurance continuation leaves of absence and unemployment insurance; (ii) all individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws in all material respects; and (iii) all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth on Schedule 4.22(c), there are no material Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)                                 In all material respects and as it relates to employees of the Business, Seller has complied with the WARN Act or any other similar applicable state or local Law.

Section 4.23                             Taxes.  Except as set forth on Schedule 4.23:

(a)                                 All material Tax Returns required to be filed by Seller have been timely filed and each such material Tax Return is true, complete and correct in all material respects. All Taxes shown to be due and payable on all such Tax Returns have been timely paid, and all Taxes due with respect to the Purchased Assets or the Business have been timely paid in all material respects.

(b)                                 Seller has withheld and paid over (or set aside for payment when due), in all material respects, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)                                  Neither Seller nor its Affiliates have, or have filed for, an extension of time within which to file any Tax Returns which extension is currently in effect.  Neither Seller nor its Affiliates have, or have executed, any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(d)                                 No material deficiencies for any Taxes have been assessed in writing against Seller with respect to the Purchased Assets, the Business or the conduct of the Business. No claims have been asserted in writing with respect to any Taxes relating to the Purchased Assets, the Business or the conduct of the Business, and to the Knowledge of Seller, no such claim has been threatened or asserted.

(e)                                  Seller is not a party to any currently pending Action relating to Taxes with respect to the Purchased Assets, the Business or the conduct of the Business, in each case, for which written notice has been received.

(f)                                   There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet).

(g)                                  None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(h)                                 No Purchased Asset is an equity interest in any Person.

(i)                                     For purposes of this Section 4.23, all references to Seller shall be deemed to include any Person that was merged with or was liquidated into Seller.

Section 4.24                             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.25                             EXCLUSIVITY OF REPRESENTATIONS; DISCLAIMER.  THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE IV ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE TRANSACTIONS CONTEMPLATED HEREBY OR BY

THE OTHER TRANSACTION DOCUMENTS AND SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY OF THE FOREGOING. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO ANY OF THE PURCHASED ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. SELLER IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, OR THE ASSUMED LIABILITIES. NOTWITHSTANDING THE FOREGOING, THIS SECTION 4.25 SHALL NOT APPLY TO ANY CLAIM OF BUYER BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER OR ITS AFFILIATES.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 5.01                             Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it.

Section 5.02                             Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by Seller or Seller designee), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.03                             No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which Buyer is bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, (except any conveyance documents or instruments which are required to be filed or recorded with a Governmental Authority to transfer title of any Purchased Assets to Buyer, or provide constructive, record notice of Buyer’s right, title and interest in and to such Purchased Assets or otherwise required by the Law of the jurisdiction where such Purchased Assets are located) any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04                             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05                             Sufficiency of Funds. Buyer will have available at Closing immediately available funds sufficient to enable Buyer to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06                             Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07                             INVESTIGATION BY PURCHASER.  BUYER HAS CONDUCTED A REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE BUSINESS, WHICH INVESTIGATION, REVIEW AND ANALYSIS WAS CONDUCTED BY BUYER AND ITS AFFILIATES AND, TO THE EXTENT BUYER DEEMED APPROPRIATE, BY BUYER’S REPRESENTATIVES. BUYER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF SELLER. IN ENTERING INTO THIS AGREEMENT, BUYER ACKNOWLEDGES THAT IT HAS RELIED SOLELY UPON THE AFOREMENTIONED INVESTIGATION, REVIEW AND ANALYSIS AND NOT ON ANY FACTUAL REPRESENTATIONS OR OPINIONS OF SELLER OR ANY OF SELLER’S REPRESENTATIVES (EXCEPT THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE IV AND SELLER PARENT IN ARTICLE XI).

Section 5.08                             EXCLUSIVITY OF REPRESENTATIONS.  THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS ARTICLE V ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY BUYER. NOTWITHSTANDING THE FOREGOING, THIS SECTION 5.08 SHALL NOT APPLY TO ANY CLAIM OF SELLER BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION BY BUYER OR ITS AFFILIATES.

Article VI
COVENANTS

Section 6.01                             Conduct of Business Prior to the Closing. From the date hereof until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to its terms, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in all material respects in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers and others having significant relationships with the Business.  Without limiting the foregoing, except as set forth on Schedule 6.01 hereto, from the date hereof until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to its terms, Seller shall:

(a)                                 preserve and maintain all Material Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)                                 pay the debts, Taxes and other obligations of the Business when due;

(c)                                  continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)                                 maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)                                  continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)                                   maintain the Books and Records in accordance with past practice; and

(g)                                  comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

Section 6.02                             Access to Information.

(a)                                 During the period commencing on the date hereof and ending on the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to its terms, Seller shall (i) afford Buyer and its Representatives reasonable access during Seller’s normal business hours and upon at least forty-eight (48) hours prior notice to the offices, properties (however, no environmental studies or investigations may be performed without the prior written consent of Seller), senior management to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records (including Tax Returns), Contracts and other documents and data related to the Business in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Business; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Seller deemed by Seller in its discretion to have the necessary and appropriate background and/or knowledge to cooperate with Buyer in its investigation of the Business.  Any investigation pursuant to this Section 6.02 shall be conducted in such manner, in Seller’s reasonable judgment, as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. Except as otherwise expressly provided in this Agreement, no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall be required to provide any information or access in cases in which such the Seller reasonably believes the provision of such information or access could violate applicable Law, rules or order of any Governmental Authority or the terms of any confidentiality agreement or cause forfeiture of attorney-client privilege.

(b)                                 Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct Seller or Seller’s Subsidiaries’ operations, including the operations of the Business or the Purchased Assets, prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business and the Purchased Assets.

(c)                                  Buyer hereby agrees that it is not authorized to and shall not (and shall not knowingly permit any of its Representatives to) contact any competitor, supplier, distributor, customer, agent or representative of Seller with respect to the Business prior to the Closing except in accordance with procedures to be agreed upon between Seller and Buyer or otherwise with the prior written consent of Seller, which consent shall not be unreasonably withheld.

Section 6.03                             [Intentionally Omitted].

Section 6.04                             Exclusivity.  During the period commencing on the date hereof and ending on the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to its terms, Seller agrees that it will not and will not permit its Affiliates or its Affiliates’ officers, directors, employees, advisors or other agents or representatives to, directly or indirectly, (i) solicit, entertain, initiate or encourage any inquiries, proposals or offers from any person relating to any acquisition of the Business or the Purchased Assets (other than the inventory in the ordinary course of the Business or obsolete equipment) of the Business or (ii) with respect to any effort or attempt by any other person to do or seek any of the foregoing, (A) participate in any discussions or negotiations, (B) furnish to any other person any confidential information with respect to the Business in connection with any such effort or (C) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort, in any such case described in (i) or (ii), other than with Buyer, its Affiliates and representatives.  Buyer shall be entitled to pursue any and all remedies to which it may be entitled at law or in equity for violations of this Section 6.04.  Seller agrees that Buyer will suffer irreparable damage in the event that any provision of this Section 6.04 is not performed in accordance with its terms or otherwise is breached.  It is accordingly agreed that Buyer shall be entitled to the remedy of specific performance of the terms of this Section 6.04 and injunctive relief preventing any breach of the terms of this Section 6.04 by Seller, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

Section 6.05                             Notice of Certain Events.

(a)                                 From the date hereof until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to its terms, Seller shall use its commercially reasonable effort to promptly notify Buyer of:

(i)                                     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                               any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)                              any material Actions commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets, the Assumed Liabilities or Seller or that relates to the consummation of the transactions contemplated by this Agreement.

(b)                                 From the date hereof until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to its terms, Buyer shall use its commercially reasonable effort to promptly notify Seller of:

(i)                                     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                               any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)                              any material Actions commenced or, to the knowledge of Buyer, threatened against the Buyer that relates to the consummation of the transactions contemplated by this Agreement.

(c)                                  Receipt of information by Buyer or Seller, as the case may be, pursuant to this Section 6.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer or Seller, as the case may be, in this Agreement

(including Section 8.02, Section 8.03, Section 9.01(b) and Section 9.01(c)), and shall not be deemed to amend or supplement the Schedules.  Notwithstanding the foregoing, from time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter first arising after the date of this Agreement (each a “Schedule Supplement”) by delivering such Schedule Supplement to Buyer at least five (5) Business Days prior to the Closing Date, and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedules as of the Closing Date; provided, however, that if such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that would, if the delivery of the Schedule Supplement were not permitted hereunder, cause the representations and warranties of the Seller in Article IV not to be true and correct in all material respects on and as of the date of such Schedule Supplement as though made at and as of such date, then Buyer shall have the right to terminate this Agreement; provided, further, that if Buyer has such right, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to not consummate the transactions contemplated hereby as a result of such matter under either of the conditions set forth in Section 7.02(a) and Section 7.02(e) or to terminate this Agreement pursuant to Section 9.01(b) with respect to such matter, and, further, shall have irrevocably waived its right to indemnification under Section 8.02(a) with respect to such matter.

Section 6.06                             Employees and Employee Benefits.

(a)                                 Commencing on the Closing Date, Buyer shall offer employment, on an “at will” basis, to all of the employees of the Business listed or described on Schedule 6.06(a)-1.  All such employees that accept Buyer’s offer of employment, shall be hereinafter referred to as the “Transferred Employees.”   Effective as of the Closing Date, Buyer shall use commercially reasonable efforts to cause the Business to comply with the requirements of the Yadkin County Grant. Commencing on the Closing Date, Seller, in accordance with applicable Law, shall terminate all employees of the Business other than the employees listed on Schedule 6.06(a)-2 (the “Retained Employees”).

(b)                                 Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date.  Notwithstanding the foregoing and provided such amounts do not exceed the amount of Seller’s accruals therefor (except with respect to earned but unpaid vacation), Buyer (or the benefit plans of Buyer) shall be responsible for the satisfaction or payment of earned vacation, accrued bonuses (other than bonuses on account of this Agreement or the transactions contemplated hereby), and accrued commissions to Transferred Employees, which have been earned or accrued, as applicable, but not yet paid as of the Closing Date.

(c)                                  Effective as of the Closing Date, Transferred Employees will cease active participation in the Benefit Plans.  Seller or the Benefit Plans of Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims were incurred on or prior to the Closing Date. Notwithstanding the foregoing, Buyer (or the benefit plans of Buyer) shall be responsible for the satisfaction of medical and dental claims of Transferred Employees (and their covered dependents) that have been incurred but not yet submitted as of the Closing Date, to the extent any such claim or benefit would have been payable by Seller or Seller’s Benefit Plan without regard to this sentence. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date.

(d)                                 Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Buyer, with respect to the Transferred Employees, and Buyer’s defined contribution retirement plan shall accept such transfer. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Buyer’s plan, all transferred account balances from Seller’s plan shall become fully vested.

(e)                                  Each Transferred Employee shall be given service credit for the purpose of eligibility and coverage under Buyer’s group health plan and eligibility and vesting only under Buyer’s defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records provided to Buyer, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with the terms of Buyer’s defined contribution retirement plan or Buyer may amend its retirement plan to achieve such result consistently with applicable Laws.

(f)                                   Buyer and Seller hereby agree to follow the alternate procedure for employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320, for each Transferred Employee who becomes employed by Buyer in connection with the transaction. Provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each

Transferred Employee, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, in which case Buyer and not Seller shall file the Form W-2 for the applicable taxable year.

Section 6.07                             Confidentiality.

(a)                                 Buyer acknowledges that the information being provided to it in connection with the Purchase and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents is subject to the terms of a confidentiality agreement between Buyer and Chipita SA dated July 20, 2012 (as such may be amended from time to time, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Business; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller or Seller’s Representatives concerning Chipita SA and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement for a period of three (3) years after the Closing Date.

(b)                                 From the Closing Date until the three (3) year anniversary of the Closing Date, Seller shall, and shall cause its Affiliates to, hold, and shall use commercially reasonably efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (i) is or becomes generally available to and known by the public through no fault of Seller or any of its Affiliates or Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.08                             Non-competition; Non-solicitation.

(a)                                 From the Closing Date until the two (2) year anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to (i) engage in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) directly or indirectly cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Restricted Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Restricted Business after the Closing), or any other Person who has a material business relationship with the Restricted Business, to terminate or modify any such actual or prospective relationship.  Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 10% or more of any class of securities of such Person.

(b)                                 During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to (i) engage in the Seller Restricted Business in the Seller Territories or in the Retained Business; (ii) have an interest in any Person that engages directly or indirectly in the Seller Restricted Business in the Seller Territories or in the Retained Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) directly or indirectly cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Retained Business (including any existing or former client or customer, or any Person that becomes a client or customer of, the Retained Business after the Closing), or any other Person who has a material business relationship with the Retained Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Buyer may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Buyer is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 10% or more of any class of securities of such Person.

(c)                                  Notwithstanding anything in Section 6.08(a) or Section 6.08(b) to the contrary, (i) Seller and its Affiliates shall not be prevented from continuing to engage or invest or maintain an interest in any Person engaged in manufacturing, marketing, distributing and selling 7 Day Croissants and any reasonable extension or development thereof (collectively, the “Retained Business”), and (ii) Buyer and its Affiliates shall not be prevented from continuing to engage in the Business in the Seller Territory solely in respect of existing customer relationships of the Business identified on Schedule 6.08(c).

(d)                                 During the Restricted Period, (i) Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.07(a) and is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, and (ii) Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employees of Seller who is not offered employment by Buyer pursuant to Section 6.07(a) or is or was employed by Seller during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment. Notwithstanding the foregoing, neither Party shall be prohibited from hiring any person who (A) responds to a general solicitation through a public medium or general or mass mailing by the hiring Party or its Affiliates and not directly or indirectly targeted at such person; (B) contacts the hiring Party or its Affiliates directly on his own sole initiative, without any direct or indirect solicitation or inducement by such Party or its Affiliates; or (C) has been terminated by the other Party or any of its Subsidiaries prior to being solicited for employment by the hiring Party or its Affiliates.

(e)                                  Each Party acknowledges that a breach or threatened breach of this Section 6.08 would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the other Party of any such obligations, each Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)                                   Each Party acknowledges that the restrictions contained in this Section 6.08 are reasonable and necessary to protect the legitimate respective interests of the Parties and constitute a material inducement to each Party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.09                             Governmental Approvals and Consents.

(a)                                 Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of their Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                                 Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described on Schedule 7.02(d).

(c)                                  From the date of this Agreement through the Closing Date, the Parties shall use commercially reasonable efforts to obtain any third-party consents contemplated by the form of Transition Services Agreement, and, to the extent any such consents are required and not procured, will cooperate in making such mutually acceptable revisions to the Transition Services Agreement as may be necessary or appropriate to effect the original intent of the Parties with respect to the services contemplated thereunder to the greatest extent possible.

Section 6.10                             Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i)                                     retain the Books and Records (including (i) personnel files, (ii) any documents relating to any Actions and (iii) all Tax Returns, schedules, work papers and other records or other documents relating to Taxes of the Business) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)                                  upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

If at any time after such seven-year period Buyer intends to dispose of any such books and records, Buyer shall not do so without first offering such books and records to Seller. Notwithstanding any other provisions hereof, the obligations of Buyer contained in this Section 6.10 shall be binding upon the successors and assigns of Buyer. In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer honor the obligations set forth in this Section 6.10.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i)                                     retain the books and records (including (i) personnel files, (ii) any documents relating to any Actions and (iii) all Tax Returns, schedules, work papers and other records or other documents relating to Taxes of the Business) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)                                  upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

If at any time after such seven-year period Seller intends to dispose of any such books and records, Seller shall not do so without first offering such books and records to Buyer. Notwithstanding any other provisions hereof, the obligations of Seller contained in this Section 6.10 shall be binding upon the successors and assigns of Seller. In the event Seller or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Seller honor the obligations set forth in this Section 6.10.

(c)                                  Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records pursuant to this Section 6.10 in cases in which such Party reasonably believes the provision of such access to books and records could violate applicable Law, rules or order of any Governmental Authority or the terms of any confidentiality agreement or cause forfeiture of attorney-client privilege.

Section 6.11                             Closing Conditions. From the date hereof until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.12                             Public Announcements.  From the date of this Agreement through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall, to the extent practicable, use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Parties may make internal announcements to their respective employees that are consistent with the Parties’ prior public disclosures regarding the transactions contemplated hereby.

Section 6.13                             Bulk Transfer Laws.  Buyer acknowledges that neither Seller nor any of its Affiliates will comply with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

Section 6.14                             Customer Payments.  Within five (5) days of the date of this Agreement, Buyer and Seller shall jointly send a notice (the “Customer Notice”) to all of the customers of the Products informing such customers of the anticipated Closing Date in form and substance mutually agreed to by the Parties. Buyer and Seller shall also provide each other with such assistance as is reasonably requested in making subsequent communications with the customers regarding the Customer Notice and any changes to the anticipated Closing Date.

Section 6.15                             Receivables. From and after the Closing:

(a)                                 Within three (3) Business Days after the end of each week (or partial week), Seller shall report to Buyer the receipt or collection of any funds relating to any Accounts Receivable or any other Purchased Assets (each, a “Mistaken Seller Payment”).

(b)                                 Within three (3) Business Days after the end of each week (or partial week), Buyer shall report to Seller the receipt or collection of any funds relating to any Excluded Assets (each, a “Mistaken Buyer Payment”).

(c)                                  If in such week the Mistaken Seller Payments for such week are equal to an amount greater than the Mistaken Buyer Payments for such week, then Seller shall pay to Buyer in immediately available funds an amount equal to the difference between the Mistaken Seller Payments and the Mistaken Buyer Payments.  If in such week the Mistaken Buyer Payments for such week are equal an amount greater than the Mistaken Seller Payments for such week, then Buyer shall pay to Seller in immediately available funds an amount equal to the different between the Mistaken Buyer Payments and the Mistaken Seller Payments.  All such payments shall be made within two (2) Business Days after the delivery of both reports set forth in Section 6.15(a) and Section 6.15(b) above, by wire transfer to the Buyer Account or Seller Account, as applicable.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, for U.S. federal (and applicable state and local) income tax purposes: (i) in the case of all Mistaken Seller Payments, all such Mistaken Seller Payments shall be treated as funds owned by Buyer, and Seller is acting solely in the capacity as nominee and collecting agent for Buyer, and (ii) in the case of all Mistaken Buyer Payments, all such Mistaken Buyer Payments shall be treated as funds owned by Seller and Buyer is acting solely in the capacity as nominee and collecting agent for Seller. Each of the Parties and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all Tax Returns in a manner consistent with this Section 6.15(d), and (ii) take no position in any Tax Return, proceeding, Tax contest or otherwise that is inconsistent with this Section 6.15(d).  In the event that any of the payments provided for in this Section 6.15(d) are disputed in writing by any Tax Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning the resolution of such dispute and use commercially reasonable and good faith efforts to contest such dispute in a manner consistent with this Section 6.15(d).

Section 6.16                             Excluded Equipment. In accordance with Section 2.02(g), the Excluded Equipment shall continue to be the property of Seller from and after the Closing.  As soon as reasonably practicable after the Closing Date (and in any event within four (4) months following the Closing Date), Seller shall disassemble, package, and remove the Excluded Equipment from the Yadkinville Facility, which disassembly, packaging and removal will be at the Seller’s sole cost, risk and expense; provided that prior to such disassembly, packaging and removal Seller shall discuss with Buyer the appropriate methods for such disassembly, packaging and removal.  Buyer agrees to then make the Excluded Equipment available for pickup by Seller at the Yadkinville Facility and to allow Seller reasonable access to the Excluded Equipment (for the above purpose) during normal business hours and upon reasonable notice.  Seller shall be responsible for any reasonable repairs of any material damage caused to the Yadkinville Facility by the disassembly, packaging and removal of the Excluded Equipment, it being understood that Seller shall not be liable for incidental damages related thereto, such as holes from removed screws, disconnected waterlines, etc.

Section 6.17                             Transfer Taxes.  Seller shall pay fifty percent (50%), on the one hand, and Buyer shall pay fifty percent (50%), on the other hand, of all transfer, documentary, sales, use, stamp, registration, real property transfer, value added and other similar Taxes and fees (including any penalties, interest and additions to Tax) incurred in connection with the purchase and sale of the Purchased Assets (“Transfer Taxes”). The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.  The Party that has the primary obligation to do so under applicable Law shall, at its own filing expense, timely file any Tax Return or other document with respect to such Taxes or fees, and the other Party shall join in the execution of any such Tax Return or document if required by applicable Law.

Section 6.18                             Periodic Taxes.   In the case of any Tax period that includes but does not end on the Closing Date (each a “Straddle Period”), (a) Seller shall be responsible for and shall pay the portion of all Periodic Taxes imposed on or with respect to the Purchased Assets in an amount equal to the product of the entire amount of such Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, which amount shall be an Excluded Liability, and (b) Buyer shall be responsible for and shall pay the portion of all Periodic Taxes imposed on or with respect to the Purchased Assets for any Straddle Period in an amount equal to the product of the entire amount of such Periodic

Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period beginning on the day immediately after the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, which amount shall be an Assumed Liability. The Party that has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Periodic Taxes described in this Section 6.18, and that Party shall, subject to reimbursement from the other party pursuant to this Section 6.18, pay the Taxes shown on such Tax Return.  To the extent any Periodic Taxes paid by Buyer (or any refund of Periodic Taxes received by Buyer) are allocable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date (determined in accordance with this Section 6.18), Seller (or in the case of any such refund, Buyer) shall promptly pay to Buyer (or in the case of any such refund, Seller) such amount of Periodic Taxes (or such refund of Periodic Taxes). To the extent any Periodic Taxes paid by Seller (or any refund of Periodic Taxes received by Seller) are allocable to a Post-Closing Tax Period or the portion of a Straddle Period beginning on the day immediately after the Closing Date (determined in accordance with this Section 6.18), Buyer (or in the case of any such refund, Seller) shall promptly pay to Seller (or in the case of any such refund, Buyer) the amount of such Periodic Taxes (or such refund of Periodic Taxes).

Section 6.19                             Cooperation on Tax Matters.   Buyer and Seller agree to (and shall cause each of their respective Affiliates to) provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

Section 6.20                             Use of Chipita.  Buyer shall promptly, and in any event within 270 days after the Closing Date, (a) revise print advertising, Product labeling and all other information or other materials, including any internet or other electronic communications vehicles, to delete all references to the Name and (b) to change signage and stationery and otherwise discontinue use of the Name.  In no event shall Buyer or the Business use the Name during such 270 day period after the Closing in any manner or for any purpose different from the use of the Name by Seller during the ninety (90)-day period preceding the Closing.  With respect to the Inventory, Buyer may continue to sell such Inventory, notwithstanding that it bears the Name, for a reasonable time after the Closing (not to exceed 270 days).  Seller and its Affiliates, as applicable, grant to Buyer the limited, non-exclusive, royalty-free, fully paid-up, nontransferable, non-sublicensable right to use the Name in the Business, including in packaging for the Products, solely as provided in this Section 6.20 during such 270 day period.  Notwithstanding anything in this Agreement to the contrary, Buyer will not be required at any time to remove the Name from schematics, plans, manuals, drawings, machines, machinery and the like of the Business in existence as of the Closing

Date to the extent that such instrumentalities are used in the ordinary internal conduct of the Business and are not generally observed by the public or intended for use as means to effectuate or enhance sales.  “Name” means “Chipita” and any variations and derivatives thereof and any other logos or trademarks of Seller not included on Schedule 4.11(a).

Section 6.21                             Use of Transferred Marks.  From and after the Closing, Seller shall not and shall not permit its Affiliates to use, license or grant permission to any third party to use any name, slogan, logo, service mark, trademark, trade name, Internet domain name, e-mail address, social networking account name, or trade dress which is the same as or confusingly similar to any of the Transferred IP, including the names “New York Style,” “Burns & Ricker” “JJ Flats” and “Old London.”

Section 6.22                             Insurance Matters.  Buyer acknowledges and agrees that coverage of the Business, including, without limitation, the tangible or intangible personal property, liabilities, ownership, activities and operations of the Business (the “Covered Assets and Persons”) under all current or previous insurance policies maintained by Seller and its Affiliates, shall with respect to the operation of the Business after the Closing Date cease as of the Closing Date and the Covered Assets and Persons will be removed from such policies as of such date except with respect to claims arising out of occurrences on or prior to the Closing Date.

Section 6.23                             Further Assurances.

(a)                                 Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 As soon as reasonably practicable after the Closing (and in any event within six (6) months following the Closing), Buyer and Seller shall cooperate in arranging for the transfer to the Westchester Facility (or such other location as may be designated by Seller) of the Retained Books and Records from the Yadkinville Facility and the Tulsa Facility, which transfer will be at the Seller’s sole expense.  In furtherance thereof, Buyer shall not destroy, alter or otherwise dispose of such Retained Books and Records and shall allow Seller reasonable access to the Retained Books and Records (for the above purpose) at the Yadkinville Facility or Tulsa Facility, as the case may be, during normal business hours and upon reasonable notice.

(c)                                  As soon as reasonably practicable after the date hereof (and in any event prior to the Closing), Buyer and Seller shall use their commercially reasonable efforts to cause Seller’s current benefits service provider to provide to the Transferred Employees for the period from the Closing Date to December 31, 2012 medical and dental benefits under a new, temporary medical and dental benefits plan to be sponsored and maintained by Buyer at Buyer’s sole cost and expense on terms substantially identical to Seller’s current plan.

Article VII
CONDITIONS TO CLOSING

Section 7.01                             Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02                             Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 The representations and warranties of Seller contained in Article IV shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                                  No Action by any Governmental Authority shall have been commenced against Buyer or Seller that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, that restrains or prohibits any transaction contemplated hereby.

(d)                                 All consents, authorizations, orders, approvals and waivers that are listed on Schedule 7.02(d) shall have been received, and executed counterparts thereof, in each case in form and substance reasonably satisfactory to Buyer, shall have been delivered to Buyer at or prior to the Closing.

(e)                                  From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)                                   Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)                                  Buyer shall have received the Permits set forth on Schedule 7.02(g).

(h)                                 Buyer shall have received (at Seller’s expense) an owner’s extended coverage title insurance policy with respect to each Owned Real Property, issued by a nationally recognized title insurance company duly licensed in the relevant jurisdiction, written as of the Closing Date, insuring Buyer in such amounts (not to exceed the value of the applicable Owned Real Property) and together with such endorsements (at Buyer’s expense) as are available in the relevant jurisdiction, and otherwise in such form, as Buyer shall reasonably require. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances (or any other Encumbrances as to which Buyer, in writing, shall have waived objection to or otherwise agreed to accept as a Permitted Encumbrance, if any, under the terms of this Agreement).  Buyer shall have received (at Seller’s expense) an appropriately certified ALTA/ACSM Land Title Survey showing no Encumbrances other than the Permitted Encumbrances (or any other Encumbrances as to which Buyer shall have waived objection to or otherwise agreed to accept as a Permitted Encumbrance, if any, under the terms of this Agreement or which are municipal or utility company easements or rights of way that do not in any material respect adversely affect the value, utility or marketability of the Owned Real Property), and otherwise in form and substance reasonably satisfactory to Buyer, for each of the Owned Real Properties.

(i)                                     All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j)                                    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(k)                                 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l)                                     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(m)                             Buyer shall have received a legal opinion from Papapolitis & Papapolitis to Seller Parent, subject to customary assumptions and qualifications, to the effect that an arbitral award granted to Buyer pursuant to the dispute resolution procedures in Section 10.10 hereof would be enforceable in Greece against Seller Parent (the “Greek Legal Opinion”).

(n)                                 Rene Reist Consulting LLC (“Rene Reist”) shall have consented to amend or amend and restate the Technical Assistance and Know-How Transfer Agreement by and between Chipita International S.A. and Stone Soup Brokers LLC dated September 20, 2005, as amended by that First Amendment dated February 17, 2011 and 2nd Amendment dated August 24, 2011 by and between Rene Reist (legal successor of Stone Soup) and Chipita S.A. (legal successor of Chipita International S.A.) (such agreement, as amended, the “Technical Agreement”) substantially as set forth on Schedule 7.02(n) and Seller Parent and Rene Reist shall have delivered to Buyer duly executed counterparts to the Technical Agreement.  If the Closing condition set forth in this Section 7.02(n) is not satisfied by Seller but is waived by Buyer and the Closing occurs, the rights that would otherwise have been obtained under the Technical Agreement shall be deemed to have been obtained by Buyer for the purposes of determining any breach of the representation of the sufficiency of the assets conveyed under this Agreement.

Section 7.03                             Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 The representations and warranties of Buyer contained in Article V shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other

Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                                  No Action by any Governmental Authority shall have been commenced against Buyer or Seller that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, that restrains or prohibits any transaction contemplated hereby.

(d)                                 Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)                                  Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f)                                   Seller shall have received a certificate of the Secretary or an Assistant Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)                                  Seller shall have received a certificate of the Secretary or an Assistant Secretary of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Section 7.04                             Frustration of Closing Conditions.  Neither Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure were caused by such Party’s failure to comply with its obligations under this Agreement.

Article VIII
INDEMNIFICATION

Section 8.01                             Survival. The representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warranties in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.24 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) shall survive indefinitely or until the latest date permitted by law and the representations and warranties in Section 4.21 (Employee Benefit Matters) and Section 4.23 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (or in the absence of an applicable statute of limitations until the latest date permitted by law); provided further, that the representations and warranties contained in (i) Section 4.20 (Environmental Matters) shall survive the Closing and shall remain in full force and effect until the date that is five (5) years after the Closing Date and (ii) Section 4.09 (Condition and Sufficiency of Assets) shall survive the Closing and shall remain in full force and effect until the date that is three (3) years after the Closing Date.  Buyer’s obligation pursuant to Section 8.03(c) to indemnify the Seller Indemnitees for Assumed Liabilities and Seller’s obligation pursuant to Section 8.02(d) to indemnify the Buyer Indemnitees for Excluded Liabilities shall survive the Closing indefinitely (other than Seller’s obligation to indemnify the Buyer Indemnitees for the Yadkinville Environmental Liabilities which shall survive until the date that is five (5) years after the Closing Date).  All other covenants and agreements of the Parties contained herein shall survive the Closing for the period explicitly specified therein or, if no expiration is specified, until the latest date permitted by Law.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

Section 8.02                             Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing Seller shall indemnify, defend and hold harmless each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article IV of this Agreement as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 subject to Section 8.04(b) below, any Environmental Claims, or Liabilities under Environmental Laws at the Yadkinville Facility, made or asserted within five (5) years of the Closing Date, to the extent arising out of or relating to facts, circumstances or conditions first existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller on or prior to the Closing Date (the “Yadkinville Environmental Liabilities”);

(c)                                  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(d)                                 any Excluded Liability, including any Excluded Liabilities imposed on Buyer or any of the other Buyer Indemnitees as a result of the failure to comply with any so-called “bulk transfer laws” but expressly excluding the Yadkinville Environmental Liabilities.

Section 8.03                             Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article V of this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)                                  any Assumed Liability.

Section 8.04                             Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)                                 Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 (Organization and Qualifications of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.09 (Condition and Sufficiency of Assets), Section 4.20 (Environmental Matters), Section 4.23 (Taxes) and Section 4.24 (Brokers) (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $625,000 (the “Deductible”) (at which point Seller will be obligated to indemnify the Buyer Indemnitees solely for such indemnifiable Losses in excess of the Deductible); provided, however, that Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to the Buyer Basket Exclusions) with respect to individual indemnifiable Losses or several related indemnifiable Losses of $25,000 (the “De Minimis”) or less each, and such indemnifiable Losses shall not be counted toward the Deductible or the Cap (as defined below). Furthermore, Seller’s obligations to indemnify the Buyer Indemnitees for Losses (i) under Section 8.02(a) (other than for Losses arising out of, with respect to or by reason of the Buyer Basket Exclusions) shall not exceed an aggregate amount of $7,812,500 (the “Cap”) and (ii) in no event will the aggregate Liability of Seller to indemnify the Buyer Indemnitees from and against any Losses under Section 8.02(a) or

Section 8.02(b) hereof (including for the avoidance of doubt, Losses arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceed an aggregate amount equal to the Purchase Price.

(b)                                 (i)                                     Buyer shall not (and shall not cause or permit its Subsidiaries to) voluntarily excavate or conduct any digging or permit any other Person to conduct any excavation or digging at the Yadkinville Facility (any such excavation or digging, as the case may be, an “Excavation”), unless: (A) such Excavation is necessary as part of the ordinary course of business of Buyer, including for planned expansion and/or construction for which capital expenditures have been approved prior to such Excavation or required or reasonably necessary repair or replacement of utility lines or other subsurface installations; and (B) written notice is provided to Seller at least five (5) Business Days before the commencement of such Excavation. Any Excavation conducted and for which written notice has been provided, in each case in accordance with this Section 8.04(b), is referred to herein as a “Permitted Excavation”; provided, however, that the failure to comply with the five (5) Business Day prior notice period if not practicable under the circumstances shall not cause the excavation or digging to not be a “Permitted Excavation” if Buyer provides such written notice to Seller as promptly as possible, except to the extent such failure to comply with the five (5) Business Day prior notice period prejudices Seller;

(ii)                                  Buyer shall not (and shall not cause or permit its Subsidiaries to) perform and Buyer shall not permit (and shall not cause or permit its Subsidiaries to permit) any physically invasive tests of soil, groundwater or other environmental media with respect to the Yadkinville Facility (any such test, an “Environmental Test”), unless: (A) such Environmental Test is (1) required by Environmental Laws, (2) required by a Governmental Authority with authority under Environmental Laws, (3) is required by a lender as a condition of any financing, (4) reasonably required to investigate a Release, or (5) is reasonably required to investigate or respond to a third-party claim; and (B) written notice is provided to the Seller at least five (5) Business Days before the commencement of such Environmental Test. Any Environmental Test conducted and for which written notice has been provided, in each case in accordance with this Section 8.04(b), is referred to herein as a “Permitted Environmental Test”; provided, however, that the failure to comply with the with the five (5) Business Day prior notice period if not practicable under the circumstances shall not cause the tests to not be a “Permitted Environmental Test” if Buyer provides such written notice to Seller as promptly as possible, except to the extent such failure to comply with the five (5) Business Day prior notice period prejudices Seller.

(iii)                               Buyer shall not (and shall not cause or permit its Subsidiaries to) take any affirmative action to directly or indirectly solicit (including causing or encouraging any Person to directly or indirectly solicit) from any Governmental Authority or any Person any request, order, directive or other mandate to conduct an Excavation or an Environmental

Test, except as required by Environmental Law (as determined by Buyer upon the advice of outside counsel); and

(iv)                              Notwithstanding anything contained herein to the contrary, if Buyer determines (upon the advice of outside counsel) that an Excavation or an Environmental Test is required to be performed, then Buyer shall promptly so notify Seller in advance of such Excavation or Environmental Test being conducted and Seller will be entitled to obtain from Buyer, at Seller’s expense, split or duplicate samples with respect to such Excavation or Environmental Test.

(c)                                  Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) (the “Seller Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds the Deductible (at which point Buyer will be obligated to indemnify the Seller Indemnitee solely for such indemnifiable Losses in excess of the Deductible); provided, however, that Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) other than with respect to the Seller Basket Exclusions with respect to individual indemnifiable Losses or several related indemnifiable Losses of the De Minimis or less each, and such indemnifiable Losses shall not be counted toward the Deductible or the Cap.  Notwithstanding anything to the contrary herein, in no event will the aggregate Liability of Buyer to indemnify the Seller Indemnitees from and against any Losses under Section 8.03(a) hereof (including for the avoidance of doubt, Losses arising out of, with respect to or by reason of the Seller Basket Exclusions) exceed an aggregate amount equal to the Purchase Price.

(d)                                 Solely for purposes of calculating the amount of Losses incurred arising out of or related to any breach of a representation or warranty (and not for determining whether or not a breach has occurred), the references to “Material Adverse Effect” and other materiality qualifications (or correlative terms) shall be disregarded.

(e)                                  Neither of Buyer or Seller shall have any obligation to indemnify the other from and against any indemnifiable Losses arising out of the breach of any of the representations or warranties made herein unless the Indemnified Party (as defined below) makes a written claim for the breach that gives rise to such indemnifiable Losses within the applicable survival period.

(f)                                   To the extent that a portion of any indemnifiable Loss is included as a Liability in the calculation of the Closing Working Capital, then the amount included as a Liability will be subtracted from the total indemnifiable Losses payable.  For the avoidance of doubt, Seller shall not be obligated to indemnify Buyer Indemnitees for any Loss to the extent such Loss consists of liabilities that were included in the determination of Closing Working Capital.

(g)                                  Each Indemnified Party shall take and shall cause their respective Affiliates to take commercially reasonable steps to mitigate any indemnifiable Losses upon and after becoming aware of any event which would reasonably be expected to give rise to any indemnifiable Losses.

(h)                                 The amount of any indemnifiable Losses payable under Section 8.02 or Section 8.03 by the Indemnifying Party shall be net of amounts actually recovered (x) under applicable insurance policies or (y) from any other third party with indemnification or contribution obligations (less, in the case of both clauses (x) and (y), the Indemnified Party’s actual out-of-pocket costs of recovery with respect to such Losses; provided, that actual out-of-pocket costs of recovery shall not include any costs incurred by or allocated to an Indemnified Party for time spent by employees of such Person or any Affiliates of such Person).  If an Indemnified Party actually receives any amounts under applicable insurance policies or from any other third party with indemnification or contribution obligations with respect to such Losses subsequent to an indemnification payment by any Indemnifying Party with respect to such Losses, then such Indemnified Party shall (unless such amounts were taken into account in calculating such Losses) promptly reimburse the Indemnifying Party for any payment made to the Indemnified Party by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party (less the Indemnified Party’s actual out-of-pocket costs of recovery with respect to such Losses; provided, that actual out-of-pocket costs of recovery shall not include any costs incurred by or allocated to an Indemnified Party for  time spent by employees of such Person or any Affiliates of such Person).

Section 8.05                             Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  Failure or delay in notifying the Indemnifying Party shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that such failure has materially and adversely harmed the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.05, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the full extent required hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, or (iii) the Third Party Claim for indemnification does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation.  If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b)                                 Additional Provisions Relating to Third Party Claims.  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.05, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before consenting to the entry of any judgment or entering into any settlement of such Third Party Claim if the judgment or settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the judgment or settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party, provided, however, that if there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel (plus one local counsel in each jurisdiction for which the Indemnified Party determines counsel is necessary), reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel will contest such Third Party Claims in good faith.  The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) before admitting any liability with respect to, or entering into any settlement of, any Third

Party Claim unless the Indemnified Party waives its rights to indemnification hereunder with respect to such Third Party Claim.

(c)                                  Cooperation.  Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such witnesses, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d)                                 Direct Claims. The Indemnified Party will provide the Indemnifying Party with reasonably prompt writing notice of its discovery of any matter with respect to which indemnification may be sought pursuant to this Article VIII that does not involve a Third Party Claim (a “Direct Claim”).  Failure or delay in notifying the Indemnifying Party shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that such failure has materially and adversely harmed the Indemnifying Party with respect to such Direct Claim.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  If the Indemnifying Party does not notify the Indemnified Party that it accepts or disputes such Direct Claim within thirty (30) days from receipt of such notice of Direct Claim, the Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under this Agreement.

Section 8.06                             Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Total Tax Consideration for Tax purposes, unless otherwise required by Law.

Section 8.07                             Exclusive Remedies. Except with respect to remedies and obligations, including indemnification obligations, that are specifically set forth in Section 6.04, Section 6.07, or Section 6.08, the Parties acknowledge and agree that, in the event the Closing occurs, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, from and after the Closing Date, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except (a) pursuant to the indemnification provisions set forth in this Article VIII and (b) with respect to remedies and obligations, including indemnification obligations, that are specifically set forth in Section 6.04, Section 6.07, or Section 6.08.  Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, or willful misconduct.  Notwithstanding anything contained herein to the contrary, Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Environmental Claims or Liabilities relating (directly or indirectly) to the environmental representations and warranties described in Section 8.02(a) and the Yadkinville Environmental Liabilities described in Section 8.02(b), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be limited pursuant to clause (ii) of the last sentence of Section 8.04(a) and the Buyer Indemnitees will have no other remedy or recourse (including all matters arising under CERCLA) with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Section 8.07.  Buyer acknowledges and agrees that the Buyer Indemnitees may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any Environmental Claim or Liabilities against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties and covenants contained in this Agreement

Article IX
TERMINATION

Section 9.01                             Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller and Buyer;

(b)                                 by Buyer by written notice to Seller if:

(i)                                     Buyer is not then in breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been (A) waived by Buyer, or (B) in the case of a covenant breach, cured by Seller within thirty (30) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)                                  any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by November 30, 2012 unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, and Buyer has not waived such condition on or before the Closing.

(c)                                  by Seller by written notice to Buyer if:

(i)                                     Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)                                  any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by November 30, 2012 unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, and Seller has not waived such condition on or before the Closing; or

(d)                                 by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement.

Section 9.02                             Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.01, all provisions of this Agreement shall terminate and there shall be no liability on the part of Seller, Buyers or their respective Affiliates (or any stockholder, director, officer, employee, agent, consultant or representative of such party or Affiliate); provided, however, that Section 6.07(a) shall survive pursuant to its terms and Article X and this Article IX shall survive indefinitely; and provided further, any Party terminating this Agreement pursuant to Section 9.01 shall have the right to recover damages sustained by such Party as a result of a willful breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation, provided that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances that would have permitted the other Party to terminate the Agreement under Section 9.01.

Article X
MISCELLANEOUS

Section 10.01                      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02                      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) one (1) Business Day after receipt is electronically confirmed, if sent by facsimile (provided that a hard copy shall be promptly sent by first class mail) or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given by such Party in accordance with this Section 10.02):

If to Seller or Seller Parent:	c/o Chipita SA 12th km Nat’l Road Athens-Lamia 144 52 Metamorphosis, Attica, Greece Attention: Manager Legal Affairs Facsimile: 30.210.2885494

with a copy (which shall not constitute notice) to:	Reed Smith LLP 599 Lexington Avenue, 23rd Floor New York, NY 10022 Attention: Kenneth Regensburg, Esq. Facsimile: 212.521.5450

If to Buyer:	B&G Foods North America, Inc. Four Gatehall Drive Parsippany, NJ 07054 Attention: General Counsel Facsimile: 973.630.6550

with a copy (which shall not constitute notice) to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 Attention: Christopher G. Karras, Esq. Facsimile: 215.994.2222

Section 10.03                      Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04                      Headings, etc. The table of contents, headings and captions in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05                      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.08(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 10.06                      Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and, except for the Confidentiality Agreement, supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 10.07                      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that Buyer may assign its right to purchase the Purchased Assets and delegate its obligations to assume the Assumed Liabilities hereunder in whole or in part to any of its direct or indirect subsidiaries, without the prior written consent of Seller; provided, further, that at any time after the Closing Seller may merge with and into an Affiliate in which such Affiliate shall succeed to all the obligations of Seller without the prior written consent of Buyer.  Absent the written consent of the other Party, no assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08                      No Third Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09                      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10                      Governing Law; Arbitration; Waiver of Jury Trial.

(a)                                 Governing Law.  This Agreement and any claim, controversy or disputes arising out of or relating to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York).

(b)                                 Arbitration.

(i)                                     Any dispute, controversy, claim, or difference of any kind arising out of or relating to this Agreement (a “Dispute”), with the exception of disputes that are within the limited scope of Section 2.07(b) which shall be resolved pursuant to the terms thereof, shall be resolved by arbitration conducted in accordance with International Arbitration Rules (including provisions relating to Emergency Measures of Protection) (the “Rules”) of the American Arbitration Association (“AAA”), as modified by this Section 10.10.

(ii)                                  The arbitration panel shall consist of three (3) persons appointed in accordance with the Rules as modified by this Article (the “Arbitral Tribunal”).  Of the three arbitrators, the claimant shall appoint in the request for Arbitration one (1) arbitrator (in the event the arbitration is brought by several claimants, those claimants shall jointly nominate the arbitrator); the respondent shall appoint in the answer one (1) arbitrator (in the event the arbitration is brought against several respondents, the respondents shall jointly nominate an arbitrator).  If a Party fails to timely appoint an arbitrator, or if for any reasons, a Party-appointed arbitrator is unavailable to serve or cannot serve, the appointment shall be made by the International Centre for Dispute Resolution of the American Arbitration Association. Following their appointment, the two arbitrators should consult, for a period not exceeding thirty (30) days on the appointment of the third arbitrator, who will act as chairman.  If the two arbitrators fail to appoint the third arbitrator within such period of thirty (30) days, or if for any reasons the third arbitrator is unavailable or his nomination is not confirmed pursuant to the Rules, the third arbitrator shall be appointed pursuant to the Rules.  An arbitrator appointed by the Rules shall be an individual who is either an attorney or business person experienced with mergers and acquisitions of the type set forth in this Agreement.

(iii)                               The Arbitration shall be conducted as follows:

(A)                               All proceedings in such arbitration shall be conducted in English and transcripts of such proceedings shall be prepared in English.

(B)                               The seat of the Arbitration shall be New York, New York.

(C)                               The Arbitral Tribunal shall refer to the IBA Rules on the Taking of Evidence in International Commercial Arbitration for guidance with respect to the scope of the disclosure of evidence; provided, however, that the Party or Parties on each side of the Dispute shall have the opportunity to take up to three (3) depositions each, with each deposition limited to seven (7) hours of testimony.  All discovery, including the depositions referred to herein, shall be completed within three (3) months of the date on which the chairman of the Arbitral Tribunal is appointed.  The Arbitral Tribunal can, for good cause shown by the requesting Party or Parties, modify the scope of discovery and the discovery schedule set forth herein.

(D)                               At a date that is mutually convenient to the Arbitral Tribunal and the Parties, but commencing no later than thirty (30) days following the close of discovery, the Arbitral Tribunal shall commence the arbitration hearing (the “Arbitration Hearing”).  The Arbitration Hearing must be completed within sixty (60) days following commencement of the Arbitration Hearing.

(E)                                The Arbitral Tribunal shall render an award in writing within thirty (30) days following the last day of the Arbitration Hearing.  Such award shall state the reasons for the award and be final and binding on the Parties, and shall deal with the question of costs of arbitration and all matters related thereto.  The Arbitral Tribunal may, in its discretion, award costs, including legal fees, to the prevailing Party.  The Arbitral Tribunal shall be bound by the indemnification limitations of this Agreement.  The award of the Arbitral Tribunal shall be final.

(F)                                 Any award of the arbitrators may be recognized and enforced by any court of competent jurisdiction located in the City of New York City and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such enforcement proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any such proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11                      Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.  Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining the remedy referred to in this Section 10.11, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.12                      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Article XI
SELLER PARENT GUARANTEE

Section 11.01                      Seller Parent Guarantee.

(a)                                 From and after the Closing Date, Seller Parent, as a primary obligor and not as surety, hereby absolutely, unconditionally and irrevocably guarantees to Buyer the complete and prompt payment (and not of collection) and performance of, and compliance by the

Seller of all Seller’s obligations under this Agreement or the Transition Services Agreement, including, without limitation, the payment obligations of Seller set forth in Section 2.07 (Purchase Price Adjustment) and Article VIII (Indemnification) hereof (the “Guaranteed Obligations”).

(b)                                 Seller Parent guarantees that the Guaranteed Obligations will be satisfied strictly in accordance with the terms of this Agreement.  The liabilities and obligations of the Seller Parent under or in respect of this Section 11.01 are independent of any liabilities or obligations of Seller under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against Seller Parent to enforce its obligations under this Section 11.01, irrespective of whether any action is brought against Seller or whether Seller is joined in any such action or actions.

(c)                                  Seller Parent’s obligations under this Section 11.01 shall not be released or discharged by any or all of the following:  (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other liabilities or obligations of Seller under or in respect of this Agreement; (ii) any express amendment or modification of or  supplement to this Agreement, or any assignment or transfer of any of the Guaranteed Obligations; (iii) any failure on the part of Seller to perform or comply with this Agreement; (iv) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of this Agreement; (v) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Seller Parent or Seller or their respective properties, or any action taken by any trustee or receiver or by any court in any such proceeding, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; or (vi) any change in the name or ownership of Seller or any other person referred to herein.

(d)                                 Seller Parent hereby waives (i) notice of acceptance of this guarantee, (ii) presentment and demand concerning the liabilities of Seller Parent and (iii) any right to require that any action be brought against Seller or any other person, or to require that Buyer seek enforcement of any performance against Seller or any other person prior to any action against Seller Parent under the terms hereof.

(e)                                  Except as to applicable statutes of limitation, no delay of Buyer in the exercise of, or failure to exercise, any rights under this Section 11.01 shall operate as a waiver of such rights, a waiver of any other rights, or a release of Seller Parent from any obligations hereunder.

(f)                                   Seller Parent hereby represents and warrants to Seller as follows:

(i)                                     Seller Parent is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not  reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

(ii)                                  Seller Parent has full power and authority to execute this Agreement.  Seller Parent has taken all action required by its organizational documents to authorize the execution and delivery of this Agreement.  This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

(iii)                               The execution and delivery by Seller Parent of this Agreement do not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Seller Parent under, any provision of (i) the organizational documents of Seller Parent, (ii) any Contract to which Seller Parent is a party or by which any of its properties or assets is bound or (iii) any Governmental Order or Law applicable to Seller Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a material adverse effect on Seller Parent’s ability to perform its obligations hereunder.

(g)                                  This Section 11.01 shall remain in full force and effect until all of the Guaranteed Obligations are fully and finally performed.  For the avoidance of doubt, the obligation and liability of Seller Parent, as a primary obligor and not as surety, under this Section 11.01 is specifically limited to payment (and not of collection) and performance of the Guaranteed Obligations required to be made by Seller under the Agreement or the Transition Services Agreement, subject to any and all rights, limitations, qualifications and other defenses, solely to the extent that each of the foregoing are available to Seller under the Agreement or the Transition Services Agreement, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the date first written above.

CHIPITA AMERICA, INC.

By:	/s/ George Chalkias
Name: George Chalkias
Title: President and Chief Executive Officer

By:	/s/ Antonios Pouftis
Name: Antonios Pouftis
Title: Chief Financial Officer

B&G FOODS NORTH AMERICA, INC.

By:	/s/ Robert C. Cantwell
Name: Robert C. Cantwell
Title: Executive Vice President of Finance

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, Seller Parent has duly executed this Agreement, solely for purposes of Articles X and XI hereof as of the date first written above.

CHIPITA S.A.

By:	/s/ Marinos Yannopoulos
Name: Marinos Yannopoulos
Title: Deputy C.E.O.

By:	/s/ Artemis Dousia
Name: Artemis Dousia
Title: C.F.O.

[Signature Page to Asset Purchase Agreement]